UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.                 )

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☒    Definitive Proxy Statement

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☐    Soliciting Material Pursuant to §240.14a-12

DOMTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, Quebec H3A 1L6

Canada

March 30, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Domtar Corporation. The meeting this year will be held on May 4, 2011 at the Marriott Château Champlain, Salon Cartier, 1, Place du Canada, Montreal, Quebec, H3B 4C9 starting at 9:00 a.m. (EDT).

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement provide information about all matters to be acted upon by the stockholders, including information about our 12 directors nominated for election, our corporate governance system, and compensation of our senior management. Financial and other information concerning Domtar Corporation is contained in the enclosed 2010 Annual Report on Form 10-K.

Your vote and participation are very important to us. As a holder of our common stock or of exchangeable shares of Domtar (Canada) Paper Inc., please take the time to review the Proxy Statement and accompanying materials and provide your vote on the business items of the meeting. If you are unable to attend the meeting in person you can vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly. We will also webcast the meeting at www.domtar.com.

On behalf of the Board of Directors, we thank you for your continued support of Domtar Corporation.

Sincerely,

Harold H. MacKay	John D. Williams
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

DOMTAR CORPORATION

Time:	Wednesday, May 4, 2011, 9:00 a.m. (Eastern Daylight Time)

Place:	Marriott Château Champlain, Salon Cartier, 1, Place du Canada, Montreal, Quebec, H3B 4C9

Proposals:	Stockholders will be asked to vote on the following matters:

1.	The election of the 12 members of our Board of Directors named in the proxy statement;

2.	The approval, by a non-binding advisory vote, of the compensation paid by the Corporation to its Named Executive Officers;

3.	The selection, by a non-binding advisory vote, of the frequency at which the stockholders of the Corporation will be asked to approve, by a non-binding advisory vote, the compensation paid by the Corporation to its Named Executive Officers;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2011 fiscal year; and

5.	The transaction of any other business that may properly be brought before the annual meeting.

Who Can Vote:	The record date for the annual meeting is March 14, 2011. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc. issued in connection with the combination of Domtar Inc. and the fine paper business of Weyerhaeuser Company in March 2007.

Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on or about March 30, 2011.

NOTE: If you plan to attend the annual meeting please note that registration and seating will begin at 8:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 14, 2011 record date. Cameras and recording devices will not be permitted at the meeting. To obtain directions to attend the meeting and vote in person, please call Louise Larouche at (514) 848-5536.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 4, 2011:

The Proxy Statement and our 2010 Annual Report on Form 10-K are available at www.edocumentview.com/ufs.

Razvan L. Theodoru

Vice-President, Corporate Law and Secretary

Montreal, Quebec

March 30, 2011

DOMTAR CORPORATION

395 de Maisonneuve Boulevard West

Montreal, Quebec Canada, H3A 1L6

Proxy Statement

Annual Meeting of Stockholders

May 4, 2011

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND

PROXY PROCEDURES

The Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on Wednesday, May 4, 2011, beginning at 9:00 a.m. (Eastern Daylight Time) at Marriott Château Champlain, Salon Cartier, 1, Place du Canada, Montreal, Quebec, H3B 4C9. This proxy statement and the accompanying materials are being mailed to stockholders beginning on or about March 30, 2011. We will bear the costs of the preparation, printing and distribution of the proxy statement and the accompanying materials.

Unless the context otherwise requires, in this proxy statement (i) “Corporation”, “Domtar”, “we”, “us” and “our”, mean Domtar Corporation, a Delaware corporation, and, unless otherwise indicated, its subsidiaries; (ii) “our Board” or “the Board” means the Board of Directors of the Corporation; (iii) “our common stock” means the common stock of the Corporation; (iv) “exchangeable shares” means the exchangeable shares of Domtar (Canada) Paper Inc.; (v) “stockholders” means holders of our common stock and holders of Domtar (Canada) Paper Inc. exchangeable shares; and (vi) all references herein are to US dollars.

Q:	Who may vote at the annual meeting?

A:	Our Board has established the record date for the annual meeting as March 14, 2011. The only securities eligible to vote at the annual meeting are the Corporation’s common stock and a special share of voting stock held for the benefit of holders of exchangeable shares of Domtar (Canada) Paper Inc.

Holders of our common stock and the trustee acting for the holders of exchangeable shares will vote together as a single class on all matters.

This proxy statement and the accompanying materials are being sent to holders of our common stock and holders of exchangeable shares at the direction of the Board. You may vote all of the shares of our common stock or provide voting instructions for all of the exchangeable shares that you owned at the close of business on the record date. Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates entitles the holder to one vote on each of the 12 director nominees and one vote on all other matters presented at the meeting. On the record date, we had 41,090,048 shares of common stock outstanding and entitled to vote at the meeting and there were 770,862 exchangeable shares outstanding and entitled to give voting instructions for the meeting.

Q:	How do I provide voting instructions for my exchangeable shares?

A trustee, Computershare Trust Company of Canada, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Domtar (Canada) Paper Inc., a Canadian subsidiary of the Corporation, is entitled to instruct the trustee how to vote at the Corporation’s stockholder meeting. Voting instruction cards are enclosed for holders of exchangeable shares. As of the record date, each exchangeable share is exchangeable into one share of our common stock and therefore entitles the holder thereof to provide instructions for one vote on all matters presented at the meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the annual meeting unless the stockholder attends the meeting in person, obtains a proxy from the trustee and votes the stock at the meeting as proxy for the trustee.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, stockholders will act upon the following matters:

1.	The election of the 12 members of our Board of Directors named in the proxy statement;

2.	The approval, by a non-binding advisory vote, of the compensation paid by the Corporation to its Named Executive Officers;

3.	The selection, by a non-binding advisory vote, of the frequency at which the stockholders of the Corporation will be asked to approve, by a non-binding advisory vote, the compensation paid by the Corporation to its Named Executive Officers;

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2011 fiscal year; and

5.	The transaction of any other business that may properly be brought before the annual meeting or any adjournment thereof.

The Corporation’s senior management will also present information about the Corporation’s financial performance during 2010 and will answer questions from stockholders.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote “FOR” the election of each nominee for director, “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation pursuant to the Say-on-Pay Vote, for the selection of “ONE YEAR” as the frequency at which a Say-on-Pay Vote opportunity will be presented to the Corporation’s stockholders, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011. Please see the information included in this proxy statement relating to each item being submitted to stockholder vote at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy with respect to shares of our common stock or provide voting instructions with respect to exchangeable shares, the persons named as proxyholders or the trustee, as the case may be, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our by-laws.

Q:	What vote is required to approve each proposal?

A:

Each share of our common stock and each exchangeable share not held by the Corporation or our affiliates is entitled to one vote on each of the 12 director nominees and one vote on all other matters presented at the meeting. With respect to Item 1, director nominees must receive a majority of the votes cast (the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee) in order to be elected. The adoption of Item 2 proposal “Advisory Vote on Executive Compensation” and Item 4 proposal “Ratification of Appointment of Independent Registered Public Accounting Firm”, require the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. With respect to Item 3 “Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation”, the selection of the frequency of the submission of a vote on executive compensation to the stockholders will be decided by a plurality of the votes cast for the frequency periods available under that proposal.

Q:	What if a director nominee does not receive a majority of the votes cast?

A:	In accordance with our Corporate Governance Guidelines, the Board will nominate for re-election as a director only candidates who agree to tender an irrevocable, contingent resignation that shall only become effective upon (i) the director’s failure to receive a majority of the votes cast in an uncontested election of directors at any meeting of stockholders of the Corporation duly held for such purpose, and (ii) the Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following the applicable stockholders meeting, the Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose publicly its determination whether to accept the director’s resignation offer. No director may participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept such director’s resignation offer.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.

Q:	How do I vote my shares?

A:	Subject to the limitations described below, you may vote by proxy or provide your voting instructions:

1.	by completing and signing each proxy card or voting instruction card provided to you and returning it to the address provided on the proxy card or voting instruction card;

2.	over the telephone by calling a toll-free number provided on the enclosed proxy card; or

3.	electronically through the internet as described on the enclosed proxy card.

Submitting a proxy card or voting instruction card.  Each stockholder may grant a proxy to have his or her shares voted at the annual meeting by submitting the proxy card(s) provided to him or her. Each holder of exchangeable shares of Domtar (Canada) Paper Inc. may instruct the trustee how to cast such holder’s votes at the annual meeting by submitting the voting instruction card provided to him or her. When you return a proxy card or voting instruction card that is properly signed and completed, the shares of common stock or exchangeable shares represented by that card will be voted as specified by you.

Submitting a proxy by telephone or through the internet.  If you are a stockholder of record, you may also submit a proxy or provide voting instructions by telephone or through the internet. Please see the proxy card(s) provided to you for instruction on how to access the telephone and internet systems. If your shares are held in street name for your account, your broker or other nominee will advise you whether you may submit a proxy by telephone or through the internet. A number of banks and brokerage firms participate in programs that permit stockholders to submit a proxy by telephone or through the internet. If your shares are held by such a bank or brokerage firm, you may submit a proxy to have these shares voted at the annual meeting by telephone or internet by following the instructions on the voting instruction form accompanying this proxy statement.

Q:	Can I vote my shares in person at the annual meeting?

A:	If you are a holder of record of common stock, you may vote your shares in person at the annual meeting. If you hold your shares of common stock in street name, you must obtain a proxy or voting instruction card from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting. If you are a holder of record of exchangeable shares, you must obtain a proxy from the trustee and vote your shares as proxy for the trustee to have the right to vote your shares at the annual meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Corporation’s stockholders to conduct business at a meeting of stockholders. The presence of the holders of one-third of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the annual meeting.

Q:	What if I don’t vote or abstain from voting my shares of common stock? How are broker non-votes counted?

A:	Abstentions and broker non-votes are included in the determination of shares present for quorum purposes. Abstentions are not counted as a vote “for” or “against” the election of directors. If you abstain from voting for the proposal in Item 2 or Item 4, your abstention will have the same effect as a vote against that proposal. A broker non-vote occurs when a nominee, such as a broker, holding shares in street name for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Because the NYSE rules currently view the ratification of independent registered public accounting firms as a routine matter, your broker is permitted to vote on the proposal in Item 4 of this proxy statement if it does not receive instructions from you. However, your broker does not have discretion to vote for or against the election of directors, to approve the compensation of the Named Executive Officers pursuant to the Say-on-Pay Vote, or to select the preferred frequency for a Say-on-Pay Vote. In order to avoid a broker non-vote of your shares on the election of directors or the Say-on-Pay Vote proposals, we encourage you to sign and return your proxy and vote your shares before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	If my shares of common stock are held in street name by my broker, will my broker vote my shares for me?

A:	If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the NYSE rules currently view the ratification of independent registered public accounting firms as a routine matter, your broker is permitted to vote on the proposal in Item 4 of this proxy statement if it does not receive instructions from you. However, your broker does not have discretion to vote for or against the election of directors, to approve the compensation of the Named Executive Officers pursuant to the Say-on-Pay Vote, or to select the preferred frequency for a Say-on-Pay Vote. In order to avoid a broker non-vote of your shares on the election of directors or the Say-on-Pay Vote proposals, we encourage you to sign and return your proxy and vote your shares before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What if I don’t provide voting instructions with respect to my exchangeable shares?

A:	Exchangeable shares for which no voting instructions have been provided will not be voted by the trustee at the annual meeting. A holder of exchangeable shares may obtain a proxy from the trustee to cast the number of votes equal to the number of shares of common stock into which such holder’s exchangeable shares are exchangeable and attend the annual meeting in person to cast such votes as proxy for the trustee.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a stockholder of record, you may revoke your proxy or voting instructions at any time before your voting rights are exercised at the annual meeting by delivering a signed revocation letter to the Vice-President, Corporate Law and Secretary of the Corporation or the Trustee, as the case may be, or by submitting a new proxy or voting instruction card, dated later than your first proxy or voting instruction card, in one of the ways described in this proxy statement. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q: Will proxies be solicited in connection with the annual meeting?

A:	Yes. Proxies may be solicited on behalf of our Board by mail, telephone, other electronic means or in person and the Corporation will pay the solicitation costs. Copies of proxy materials and of our annual report to stockholders for 2010 will be supplied to brokers, dealers, banks and voting trustees, or their nominees for purposes of soliciting proxies from beneficial owners and the Corporation will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson has been retained by the Corporation to facilitate the distribution of proxy materials at a fee of approximately $50,000.

Q:	Where can I find voting results of the annual meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four (4) business days following the meeting.

Q:	How can I submit a proposal to the Corporation for inclusion in the 2012 proxy statement?

A:	The Corporation will review for inclusion in next year’s proxy statement stockholder proposals received by November 30, 2011. Proposals should be sent to Razvan L. Theodoru, Vice-President, Corporate Law and Secretary of the Corporation, at 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

Stockholder proposals not included in next year’s proxy statement may be brought before the 2012 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, has given a written notice to the Secretary of the Corporation containing certain information specified in the by-laws and was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 4, 2012 and no later than February 3, 2012, except that if the 2012 annual meeting of the stockholders is held before April 4, 2012 or after July 3, 2012, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the 90th day prior to the new date of such annual meeting. In the event that less than 100 calendar days’ notice or prior public disclosure by the Corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public announcement was made by the Corporation, whichever occurs first.

Q:	How can I obtain additional information about the Corporation?

A:	General information about the Corporation is available on our website at www.domtar.com. You may view the investor relations section of our website at http://www.domtar.com/en/investors/index.asp for additional copies of this proxy statement and filings we have made with the SEC, which are also available in print, without charge, to any stockholder who requests them. In addition, the corporate governance section of our website at http://www.domtar.com/en/governance/index.asp contains the Corporation’s corporate governance documents, as adopted by our Board, including committee charters, the Corporate Governance Guidelines, the Code of Business Conduct for Members of the Board of Directors and Director Independence Standards.

Requests for print copies of any of the above-listed documents should be addressed to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6, Attention: Vice-President, Corporate Law and Secretary.

For further information, you may also contact the Corporation’s Investor Relations Department at the following address: Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada, H3A 1L6.

ITEMS TO BE ACTED UPON BY STOCKHOLDERS

ITEM 1

ELECTION OF DIRECTORS

Election

Pursuant to our By-Laws, our Board of Directors has set the size of our Board at 12 members and has approved the nomination of the persons named in this Proxy Statement for election at this year’s annual meeting, by majority vote.

The 12 nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for a term of one year that will expire at our 2012 annual meeting or until their successors are elected and qualify.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Please note that if you hold your shares in street name, your broker is not able to vote on your behalf with respect to the election of directors without specific voting instructions from you. As a result, it is important if you are a stockholder in street name that you provide instructions to your broker or vote your shares as provided in this proxy statement.

Nominees

A nominee must receive a majority of the votes cast with respect to the nominee at the annual meeting to be elected. The majority vote standard means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. There are no other nominees competing for these seats on the Board of Directors, which means that we have uncontested elections. Following is certain information about each director nominee, including information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. For further information regarding our director nominee selection process, see “Governance of the Corporation – Selection of Nominees for Election to the Board” in this Proxy Statement.

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Jack C. Bingleman	Mr. Bingleman has been a director of the Corporation and/or Domtar Inc. since 2005. He currently serves on our Audit Committee and on our Nominating and Corporate Governance Committee. In 1991, Mr. Bingleman founded and served as CEO of The Business Depot Ltd. until the company was acquired by Staples in 1994, following which he held a number of senior executive positions with Staples Inc., the world’s largest office products company culminating with his service as president of Staples International from 1997 to 2000. From 2001 to 2007, Mr. Bingleman was president of Indian River Asset Management Inc., a private investing firm, and he currently is president and director of JCB Consulting, LLC, a private investing and consulting firm. Mr. Bingleman also has been a director and member of the audit committee of Tractor Supply Co. since 2006. Mr. Bingleman brings his extensive entrepreneurial, executive, financial and industry experience to our Board and the committees on which he serves. Mr. Bingleman is 68 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Louis P. Gignac	Mr. Gignac has been a director of the Corporation and/or Domtar Inc. since 1995. He currently serves on our Audit Committee and on our Environmental, Health and Safety Committee. From 1986 to 2006, he served as president and CEO of Cambior Inc., an international mining and exploration company with operations, development projects and exploration activities in the Americas that was acquired by IAMGOLD Corporation in 2006. In addition to leading Cambior, Mr. Gignac has held senior management positions with Falconbridge Copper Corp, and Exxon Minerals Company. He is currently the president of G Mining Services Inc., a private mining consulting firm with international activities. Mr. Gignac is also chairman of the board of Gaz Metro Inc. and St. Andrew Goldfields Ltd. and a director of Franco-Nevada Corporation. He also served as chairman of the board of Andean Resources Ltd. until December 2010, as a director of Revett Minerals Ltd. from 2007 to 2009, as a director of Norsemont Mining from December 2010 to March 2011, and as a director of Cambior Inc. until 2006. We believe that Mr. Gignac’s extensive experience as chief executive officer of a natural resources company, together with his financial and risk management experience, and his knowledge of international issues qualify him as a member of our Board and the committees on which he serves. Mr. Gignac is also a member of the Canadian Institute of Corporate Directors. He is 60 years old.	2007

Brian M. Levitt	Mr. Levitt has been a director of the Corporation and/or Domtar Inc. since 1997. He is the Chairman of our Finance Committee. Prior to the formation of the Corporation in March 2007, he was the Chairman of the Board of Domtar Inc. from 2004. From 1991 to 2000, Mr. Levitt was president and then chief executive officer of Imasco Limited, a public consumer products and services company. Mr. Levitt is counsel, Osler Hoskin & Harcourt LLP, a major Canadian law firm. From 2001 to 2010, he was co-chair of the firm, and, prior to his time at Imasco, he was a partner in the firm. Mr. Levitt has served on boards of directors of public companies since 1987 and currently serves as chairman of the board of The Toronto-Dominion Bank and as a director of BCE Inc., where he is also the chair of the management resources and compensation committee. We believe that Mr. Levitt’s extensive experience as chief executive officer of a large public company, as a board member and chair, and as a legal advisor to boards of directors of various public companies, in addition to his experience with, and understanding of the workings of, financial markets, corporate governance practices and regulatory matters gained through more than 25 years of legal practice make him a valuable addition to our Board of Directors and the committee on which he serves. Mr. Levitt is 63 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Harold H. MacKay	Mr. MacKay has been the Chairman of the Board of the Corporation since 2007, and he also chairs our Nominating and Corporate Governance Committee. Mr. MacKay has served as counsel to the law firm MacPherson Leslie & Tyerman LLP in Regina, Saskatchewan since 2005 and, prior to that, he was a partner in MacPherson from 1969 to 2004. In his legal practice, Mr. MacKay represented natural resources and manufacturing companies in their commercial transactions and provided advice in relation to corporate structure and governance issues. Mr. MacKay chaired the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998 and subsequently served as the Clifford Clark policy advisor to the Department of Finance Canada. Since 2004, he has been a director of The Toronto-Dominion Bank and The Mosaic Company, a global producer and international marketer of crop nutrients. Mr. MacKay has been a director of several manufacturing, natural resources and financial services companies, including as chair of board governance committees. He has specific experience in the forest products industry, having served as a director of Weyerhaeuser Canada Ltd., and as an advisor to the International Committee of the Weyerhaeuser Company board. We believe Mr. MacKay’s legal expertise and knowledge of governmental and regulatory affairs, his work in respect of corporate governance, and his prior extensive board participation in a wide range of businesses have equipped him to play a leadership role on our Board. Mr. MacKay is also an Officer of the Order of Canada. He is 70 years old.	2007

David G. Maffucci	Mr. Maffucci is nominated as director for the first time. Since 2005, Mr. Maffucci has served on the board of directors of Martin Marietta Materials Inc., the second largest producer of construction aggregates in the United States, where he chairs the audit committee and is also a member of the finance committee. Mr. Maffucci served on the board of directors of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from November 2008 to August 2010, also serving on Xerium’s audit and compensation committees from 2008 to 2009. From June 2009 to August 2010, he also served as executive vice president and chief financial officer of Xerium and helped guide Xerium through a “pre-packaged” Chapter 11 bankruptcy. Xerium filed a voluntary petition for relief under Chapter 11 of the federal bankruptcy law as part of a pre-arranged restructuring plan with the support of its lenders on March 30, 2010 and emerged from Chapter 11 protection on May 25, 2010. From 2005 to 2006, Mr. Maffucci served as executive vice president of Bowater Incorporated and president of its newsprint division. He served as chief financial officer of Bowater Incorporated from 1995 to 2005 and held a variety of positions in its finance organization throughout much of his career. Mr. Maffucci previously worked at KPMG. Mr. Maffucci’s extensive financial and operating experience in our industry, gained through his positions as chief financial officer and division president, his experience as a member of audit committees, his in-depth knowledge and understanding of corporate finance, strategic planning and risk management processes as well as his experience with a large public accounting firm will make him a valuable addition to our Board. Mr. Maffucci is 60 years old.

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
W. Henson Moore	Mr. Moore has served on our Board since 2007. He is a member of our Audit Committee, and the Chairman of our Environmental, Health and Safety Committee. Since 2001, Mr. Moore has served on the board of directors of USEC Inc., a global energy company, where he has also been a member of the audit committee since 2006. He represented the Sixth District of Louisiana as a member of the U.S. House of Representatives from 1975 to 1987. He was the Deputy Secretary of the U.S. Department of Energy from 1989 to 1992, and then Assistant to the President and Deputy Chief of Staff from 1992 to 1993. From 1995 to 2006, Mr. Moore was president and CEO of the American Forest & Paper Association, the national trade association of the forest products industry in the United States, where he accumulated substantial experience and in-depth knowledge of relationships between the industry and various trade and regulatory agencies at the national and international levels. He also served as the first chairman of the International Council of Forest Products Association. We believe that Mr. Moore’s significant experience and knowledge of government relations and policy-making, health & safety and environmental issues specific to our industry, and generally of the risks, challenges and opportunities of our industry, provide him with the ability to make significant contributions as a director and member of the committees on which he serves. Mr. Moore is 71 years old.	2007

Michael R. Onustock	Mr. Onustock has been a member of our Board since 2007, and currently serves as a member of our Human Resources Committee and our Environmental, Health and Safety Committee. Mr. Onustock spent his entire 43-year career in the pulp and paper industry, before retiring as senior vice president, pulp and white paper with Weyerhaeuser Company in 2004. During his tenure, Mr. Onustock was responsible for a number of pulp and paper facilities that were acquired by Domtar in 2007. Prior to joining Weyerhaeuser in 2002, Mr. Onustock held a number of senior executive positions with Willamette Industries, Inc., including executive vice president, pulp and fine paper marketing from 1989 to 2002. We believe that Mr. Onustock’s in-depth knowledge and understanding of the products and markets of our business, and of the risks, challenges and opportunities of our industry allow him to contribute significantly to our Board and the committees on which he serves. Mr. Onustock is 71 years old.	2007

Robert J. Steacy	Mr. Steacy has been a director of the Corporation and/or Domtar Inc. since 2005. He currently serves as a member of our Nominating and Corporate Governance Committee, and is the Chairman of our Audit Committee. He currently serves on the boards of directors of the Canadian Imperial Bank of Commerce and Cineplex/Galaxy Income Trust, where he also chairs the audit committee. From 2005 to 2007, he was also a director of Alliance Atlantic Communications Inc. and of Somerset Entertainment Income Fund. In addition to having worked for Ernst & Young from 1973 to 1978 in their audit practice, Mr. Steacy has over 20 years of senior financial officer experience, including as vice president, finance and as executive vice president and chief financial officer of Torstar Corporation, an international publisher and a major Canadian media company, from 1989 until his retirement in 2005. We believe that Mr. Steacy’s extensive financial expertise, as well as risk assessment and risk management experience uniquely qualify him as a member of our Board and the committees on which he serves, notably as the Chairman of our Audit Committee. Mr. Steacy is 61 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Pamela B. Strobel	Ms. Strobel has been a member of our Board of Directors since 2007 and currently chairs our Human Resources Committee and serves on our Nominating and Corporate Governance Committee. In 2005, Ms. Strobel retired as an executive vice president and chief administrative officer of Exelon Corporation, one of the largest U.S. electric utilities where she had the overall responsibility for the financial performance of the utility companies serving the Chicago and Philadelphia regions. During her tenure with Exelon and its predecessor companies, starting in 1993, Ms. Strobel served as an executive vice president and chief administrative officer and as chief executive officer of Commonwealth Edison Company, as an executive vice president and general counsel of Unicom Corporation and Commonwealth Edison Company, as president of Exelon’s Business Services Company, and as chairman and chief executive officer of Exelon Energy Delivery, the holding company for Exelon’s energy delivery business. Her various positions at Exelon required engaging with customers, regulators and legislators. Ms. Strobel was named as one of Fortune Magazine’s Top 50 Women in Business in 2002. She currently is a director of State Farm Mutual Automobile Insurance Company, and of Illinois Tool Works, Inc. where she also chairs the audit committee and serves as a member of the compensation committee. We believe that Ms. Strobel’s extensive experience in senior executive positions and her in-depth knowledge and understanding of the energy sector provide a unique contribution to our Board and the committees on which she serves. Ms. Strobel is 58 years old.	2007

Richard Tan	Mr. Tan has been a director of the Corporation since 2007 and currently serves on our Human Resources Committee and on our Environmental, Health and Safety Committee. Mr. Tan is an entrepreneur with over 30 years of experience in the paper and finance industries. He is the president of Pacific Millennium Holdings Corporation, and the founder and a director of various companies in the Pacific Millennium group. Under his leadership, Pacific Millennium occupied a major presence in the global pulp and paper markets, becoming one of the largest pulp and paper distributors in Asia. Pacific Millennium, through joint venture relationships with major international companies, built a number of box plants in Asia. Mr. Tan is also a director of Samling Global Limited, an integrated forest resources and wood products company, whose shares are listed on the Hong Kong Stock Exchange. Mr. Tan participates actively in public service. He is a member of the China National Political Consultative Committee, a member of the Anhui Province Political Consultative Committee, a business advisor of the Chongqing municipality, vice chairman of the Shanghai International Chamber of Commerce, and advisor of the Shanghai Modern Management Center. We believe that Mr. Tan’s business and entrepreneurial leadership, combined with his extensive in-depth knowledge and understanding of the Asian, and particularly Chinese, pulp and paper industry and markets bring a unique contribution to our Board of Directors and the committees on which he serves. Mr. Tan is 55 years old.	2007

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Denis Turcotte	Mr. Turcotte has been serving on our Board of Directors since 2007 and is currently a member of our Human Resources Committee and of our Finance Committee. From 1992 to 2002, he held a number of senior executive positions with companies in the pulp and paper industry, including president of the paper group and executive vice president of corporate development and strategy of Tembec Inc., a leading integrated forest products company with operations in North America and France. From 2002 to 2008, Mr. Turcotte was the president and CEO and a director of Algoma Steel Inc. Mr. Turcotte is currently president and CEO of North Channel Management, a private business consulting and investing firm. He is also a member of the advisory board of the Brookfield Special Situations Funds, and a director and member of the audit committee of Coalspur Mines Ltd, a coal exploration and development company. Mr. Turcotte brings to the Board and the committees on which he serves his extensive experience as a senior executive of capital intensive and commodity-based industries. Mr. Turcotte is 49 years old.	2007

John D. Williams	Mr. Williams has been the President and Chief Executive Officer and a director of the Corporation since joining Domtar on January 1, 2009. Mr. Williams served in senior executive positions for over eight years with SCA Packaging Ltd. and SCA Packaging Europe, Europe’s second largest producer of containerboard paper used for the manufacturing of corrugated box products, and served as president of SCA Packaging Europe, from 2005 to December 2008, where he assumed leadership over sales, marketing, finance, operations, manufacturing, distribution, supply chain and human resources. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operational roles, with Rexam PLC, Packaging Resources, Inc., Huhtamaki, Alberto Culver UK Ltd., and MARS Group. We believe that Mr. Williams’ extensive international experience in key leadership roles in our industry, combined with his in-depth knowledge and understanding of global risks, challenges and opportunities facing the pulp and paper industry, in addition to his outstanding leadership skills, are invaluable assets to our Board and our Corporation. Mr. Williams is 56 years old.	2009

The Board of Directors unanimously recommends a vote FOR

the election of each of the 12 director nominees.

Director Not Standing for Re-election

William C. Stivers.  Mr. Stivers has been a director of the Corporation since 2007. He currently serves on our Audit Committee and our Finance Committee. In accordance with our Corporate Governance Guidelines, Mr. Stivers will not stand for re-election at this year’s annual stockholders meeting, having reached the retirement age of 72.

Since 2003, Mr. Stivers has served as a director of Minerals Technologies, Inc., a resource- and technology-based company that develops and produces performance-enhancing minerals, mineral-based and synthetic mineral products for the paper, steel, polymer and other manufacturing industries on a worldwide basis, and he currently chairs its audit committee. Mr. Stivers is a former director of Factory Mutual Insurance Company, where he chaired the finance committee and was a member of the audit committee, and a past member of Chase Manhattan Bank’s national advisory board. After joining Weyerhaeuser Company in 1970 as finance manager, Mr. Stivers held increasingly senior positions culminating with his appointment as senior vice president and chief financial officer in 1990 and later executive vice president until his retirement in 2003. Mr. Stivers is a member of the Financial Executives Institute. Mr. Stivers’ extensive experience as chief financial officer of a predecessor company, as audit committee chairman of an industrial company, his in-depth knowledge and understanding of risk assessment and risk management in our industry, as well as his capital markets and financial expertise have made him a valuable member of our Board and the committees on which he served.

ITEM 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive officers are compensated in a manner that supports our strategy, competitive needs, sound corporate governance principles, and stockholders’ interests and concerns. We believe our compensation program is aligned with the long-term interests of our stockholders.

As described in the Compensation Discussion and Analysis section of this proxy statement, the executive compensation program at Domtar is designed to attract, retain and motivate talented and key executives to accomplish our operational, financial and strategic objectives over the long-term through our emphasis on variable pay and pay-for-performance. Highlights of the Corporation’s executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•

Pay programs that we believe are 1) competitive with organizations similar in size and business challenges; and 2) primarily performance-based, using multiple performance measures (internal and external)

•	No multi-year guaranteed bonuses

•	Bonuses capped to a maximum potential payout

•	Disclosure of the financial performance drivers for our short-term incentives, in numeric terms

•	Oversight of programs by an independent Human Resources Committee that engages its own independent compensation consultant

•	A long-term incentive program that is entirely stock-based to align the interest of executives to those of stockholders

•	Plan provisions that forbid stock option repricing without stockholder consent

•	No dividends or dividend equivalents provided on any unearned performance shares or units

•	Introduction of stock ownership guidelines and holding period requirement to achieve guidelines beginning in 2011

•	Limited use of perquisites

•	No excise tax gross-ups for change in control related payments, all of which are based on what we believe are reasonable multiples with double triggers for all severance payments

•	A clawback provision that allows for recoupment of incentives in certain situations

With respect to our 2010 compensation, we believe that our programs operated as intended. Our management team performed exceedingly well by all metrics, leading to strong corporate financial results, and their resulting compensation reflects that performance appropriately.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our Named Executive Officers.

As required by provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) referred to as the “Say-on-Pay” rules, we are asking you to vote, on an advisory basis, on the adoption of the following resolution:

“BE IT RESOLVED that the stockholders approve, on an advisory basis, the compensation paid to Domtar Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.”

As an advisory vote, this Proposal is non-binding. However, the Board of Directors and the Human Resources Committee value the opinions of our stockholders, and, consistent with good governance principles, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting on this Item 2 at the Annual Meeting is required for approval of this Proposal. You have the opportunity to vote “for”, “against” or “abstain” from voting on the above resolution.

Unless you instruct us via proxy to vote differently, we will vote valid proxies FOR the approval of the compensation paid by the Corporation to its Named Executive Officers.

Please note that if you hold your shares in street name, your broker is not able to vote on your behalf with respect to the approval of the compensation paid by the Corporation to its Named Executive Officers without specific voting instructions from you. As a result, it is important if you are a stockholder in street name that you provide instructions to your broker or vote your shares as provided in this proxy statement.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

ITEM 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As part of the Dodd-Frank Act “Say-on-Pay” rules, Domtar stockholders may indicate, by a non-binding advisory vote, the desired frequency at which they would like to have an advisory vote on the compensation paid to Domtar Named Executive Officers, i.e. how often a proposal similar to this year’s Item 2 will be included in the matters to be voted on at the Annual Meeting. The choices available under the Say-on-Pay rules are every year, every two years, every three years, or to abstain. The frequency selected by the stockholders for conducting Say-on-Pay voting at the Annual Meeting of the Stockholders of the Corporation is not a binding determination. However, the frequency selected will be given due consideration by the Corporation in its discretion.

Our Board of Directors believes that an annual advisory vote on executive compensation provides our stockholders, in addition to our practice of regular and open dialogue, with a consistent, clear and timely communication channel on the Corporation’s executive compensation programs. The Board of Directors and the Human Resources Committee make executive compensation decisions every year, and an annual advisory vote would provide our directors with information that can be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. We recognize that our stockholders’ views may differ in this regard, and we therefore look forward to hearing from our stockholders as to their preferences on the frequency of this advisory vote.

The Board of Directors recommends that you select ONE YEAR as the desired frequency for a stockholders vote on executive compensation under the Say-on-Pay rules, and unless you instruct us via proxy to vote differently, we will vote valid proxies to select ONE YEAR as the desired frequency for a stockholders vote on executive compensation paid by the Corporation to its Named Executive Officers.

Please mark your proxy card to indicate your preference on this Item 3 or your abstention if you wish to abstain. A plurality of the votes cast on this Item 3 will determine the frequency selected by the stockholders, which means that we will consider stockholders to have expressed a non-binding preference for the option that receives the highest number of favorable votes.

Please note that if you hold your shares in street name, your broker is not able to vote on your behalf with respect to the selection of the frequency at which the stockholders of the Corporation will be asked to approve the compensation paid by the Corporation to its Named Executive Officers. As a result, it is important if you are a stockholder in street name that you provide instructions to your broker or vote your shares as provided in this proxy statement.

The Board of Directors unanimously recommends a vote to select ONE YEAR as the desired frequency for a stockholders vote on executive compensation paid by the Corporation to its Named Executive Officers.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the Corporation for the year 2011.

The Corporation appointed PwC as independent auditor to audit the Corporation’s financial statements beginning with the financial statements as of and for the year ended December 30, 2007. The engagement of PwC was approved by the Audit Committee of the Board on March 7, 2007. PwC was the independent auditor of Domtar Inc. prior to March 7, 2007.

Since its incorporation in August 2006, the Corporation has not consulted PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s financial statements, nor did PwC provide written or oral advice to the Corporation that PwC concluded was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Although we are not required to have our stockholders ratify the selection of PwC as our independent registered public accounting firm, the Board of Directors requests ratification of this appointment by the stockholders as a matter of good corporate practice. A representative of PwC will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2011.

GOVERNANCE OF THE CORPORATION

Board Governance

Our Board has adopted written Corporate Governance Guidelines that comply with the listing standards of the NYSE. Those Guidelines set forth requirements relating to director responsibilities, director qualification standards, including director independence, director compensation, our director resignation policy with respect to majority voting in uncontested elections, director orientation and continuing education, CEO succession planning and assessment of the Board’s performance, among other matters. Copies of our Corporate Governance Guidelines are available without charge on the corporate governance portion of our website at http://www.domtar.com/en/governance/index.asp or upon request in writing to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6, Attention: Vice-President, Corporate Law and Secretary. The Corporation also complies with the listing standards of the TSX.

Current Members of Our Board of Directors

The members of the Board on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Human Resources Committee	Environmental, Health and Safety Committee	Finance Committee (1)
Jack C. Bingleman	*	*

Louis P. Gignac	*			*

Brian M. Levitt					Chair

Harold H. MacKay		Chair

W. Henson Moore	*			Chair

Michael R. Onustock			*	*

Robert J. Steacy	Chair	*

William C. Stivers	*				*

Pamela B. Strobel		*	Chair

Richard Tan			*	*

Denis Turcotte			*		*

John D. Williams

(1)	The Finance Committee was created in August 2010.

Board Meetings

From January 1 through December 31, 2010, our Board held 10 meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which the director served.

Board Committees

The Board has standing Audit, Nominating and Corporate Governance, Human Resources, Environmental, Health and Safety and Finance committees.

Audit Committee

The Audit Committee is composed solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are financially literate, as required by the NYSE. In addition, the Board has determined that Mr. Steacy and Mr. Stivers each qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee, through regular or special meetings with management, the vice-president of internal audit and the Corporation’s independent auditors, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation, including the Corporation’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority for the appointment, compensation and oversight of the Corporation’s independent auditors, and has responsibility for reviewing the risks associated with matters within its responsibilities and duties.

The Audit Committee is governed by the Audit Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Audit_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Audit Committee held 8 meetings in 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed solely of directors who meet the independence requirements of the NYSE.

The Nominating and Corporate Governance Committee has responsibility for reviewing the risks associated with matters within the Committee’s responsibilities and duties, and has a leadership role in shaping the governance of the Corporation, reviewing the compensation of the Corporation’s directors and providing oversight and direction regarding the functioning and operation of the board of directors, including reviewing and recommending to the Board of Directors candidates for election as directors, and overseeing the relationship between the Corporation and its stockholders. In addition, the Nominating and Corporate Governance Committee oversees the process for, and in coordination with the Human Resources Committee, makes recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Nominating_and_Corporate_Governance_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Nominating and Corporate Governance Committee held 5 meetings in 2010.

Human Resources Committee

The Human Resources Committee is composed solely of directors who meet the independence requirements of the NYSE, the requirements for a “non-employee director” under the Exchange Act, and the requirements for an “outside director” under the Internal Revenue Code of 1986, as amended (the “Code”). During a portion of 2010, a director serving on the Committee did not meet the requirements for an “outside director” under the Code. Accordingly, the Human Resources Committee of the Board of Directors created a sub-committee composed of only those members who satisfy the requirements of both an “outside director” under section 162(m) of the Code and a “non-employee director” under the Exchange Act, with the responsibility to approve all performance-based compensation subject to section 162(m) of the Code and all equity-based compensation, until the director ceased to be a member of the Committee, effective April 29, 2010.

The Human Resources Committee has responsibility for: reviewing the risks associated with matters within the Committee’s responsibilities and duties; reviewing and approving the strategy and design of the Corporation’s compensation and benefits systems; making recommendations to the Board with respect to incentive compensation and equity-based plans; managing the processes used by the Board to evaluate the Corporation’s chief executive officer; reviewing and approving the compensation of the Corporation’s chief executive officer; reviewing and approving salaries and incentive compensation of the Corporation’s executive officers; administering the Corporation’s stock option and incentive compensation plans; jointly with the Finance Committee, overseeing the work of the Pension Administration Committee of the Corporation; and, in coordination with the Nominating and Corporate Governance Committee, making recommendations to the Board with respect to the selection of a CEO of the Corporation.

The Human Resources Committee is governed by the Human Resources Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Human_Resources_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Human Resources Committee held 7 meetings in 2010.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee has responsibility for: reviewing the risks associated with matters within the Committee’s responsibilities and duties; reviewing environmental, health and safety (“EHS”) policies, and making recommendations to the Board regarding significant EHS audit and monitoring systems as well as related reports from management; reviewing EHS standards, procedures and practices against applicable regulatory requirements and overseeing compliance therewith; reviewing objectives and plans for implementing policies, procedures, practices, compliance measures and risk management programs regarding environmental protection and occupational health and safety; and discussing with management the scope and plans for the conduct of audits of EHS performance, significant results of audits, and pending or threatened material proceedings or complaints relating to EHS.

The Environmental, Health and Safety Committee is governed by the Environmental, Health and Safety Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Environmental_Health_and_Safety_Committee_Charter.pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Environmental, Health and Safety Committee held 4 meetings in 2010.

Finance Committee

The Finance Committee, created in August 2010, has primary oversight over the Corporation’s enterprise risk management program and has the responsibility for reviewing the Corporation’s capital structure and capital allocation, significant financing transactions, mergers, acquisitions and divestitures, insurance coverage and programs, financial matters related to pension plans and generally for assisting the Board of Directors in the oversight of financial resource strategies and policies, including oversight of the risks associated with matters within the Committee’s responsibilities and duties.

The Finance Committee is governed by the Finance Committee Charter, which is available on the Corporation’s website at http://www.domtar.com/files/corporate/Finance_Committee_Charter_August4_ 2010. pdf. A copy of the charter will be provided without charge to any stockholder who requests it in writing.

The Finance Committee held 5 meetings in 2010.

Board of Directors Leadership Structure

In accordance with our Corporate Governance Guidelines, the positions of Chairman of the Board and Chief Executive Officer are separate and distinct. Currently, the position of Chairman of the Board is held by Mr. Harold H. MacKay, and the position of CEO is held by Mr. John D. Williams. Separating these positions allows our CEO to focus on the management of the Corporation, while allowing our Chairman to lead the Board in its role of providing advice to, and independent oversight of, management. We believe that this structure recognizes the time and effort that our CEO is required to devote to his position, while facilitating the independent functioning of the Board, thus enhancing the fulfillment of its oversight responsibilities, and setting the tone for the Board in fostering ethical and responsible decision-making and sound corporate governance practices.

Board of Directors’ Role in Risk Oversight

Our Corporate Governance Guidelines explicitly recognize that it is the responsibility of the Board to assess risks facing the Corporation and to review strategies for risk mitigation. Areas of material risk to the Corporation include economic factors (such as conditions in the general economy and in capital and credit markets, the cyclical nature of the industry and the recent decline in demand for uncoated freesheet paper), the impact of competition, operational matters (such as raw materials costs, labor relations and the performance of the Corporation’s operating facilities), regulatory matters (such as those relating to the environment and workplace safety), and governmental policies.

Our Board committees assist the Board in fulfilling its risk oversight responsibilities in certain areas of risk, including the following: the Audit Committee reviews the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures; the Human Resources Committee has responsibilities related to succession planning risks and the business risk implications of our compensation policies and programs; the Nominating and Corporate Governance Committee is responsible for addressing questions and risks related to Board organization, membership and corporate governance and compliance; the Environmental, Health and Safety Committee reviews operational risk issues related to environmental protection and occupational health and safety; and our Finance Committee reviews the Corporation’s risks related to capital structure, financing, insurance and pension, and in addition has primary oversight over the Corporation’s enterprise risk management program. Our Board committees fulfill these duties through their regularly scheduled and special meetings with members of management (and other parties as appropriate) responsible for specific risk factors, including in the case of the Audit Committee, the internal auditors and the independent auditors, and the committees regularly report back to the Board.

During the past year, our Board and our Nominating and Corporate Governance Committee worked closely with management to oversee the implementation of a formal risk management process to identify and prioritize key risks faced by the Corporation. The Board of Directors also reviewed and amended the committee charters to formulate certain amendments reflecting their review and assessment of risks associated with their responsibilities and duties.

Risk Assessment of Compensation Programs, Policies and Practices

The Corporation has conducted an assessment of its compensation programs, policies and practices for all employees, including the Named Executive Officers, relative to risk and whether they create a reasonable likelihood of a material adverse effect on the Corporation. Based on this assessment, which also considered the control environment and approval processes in place, the Corporation concluded that its compensation programs, policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Corporation. The Corporation’s findings were reported to the Human Resources Committee and the Finance Committee.

Director Independence and Other Determinations

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2011. During annual reviews, the Board considers any transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examines any transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent.

In connection with the 2011 annual review of director independence, the Board considered the relationship of Mr. Stivers with Minerals Technologies, Inc. Mr. Stivers, a director of Domtar Corporation since March 2007, has also served on the board of directors of Minerals Technologies Inc. since 2003 and is a stockholder of Minerals Technologies, Inc. From January 1 through December 31, 2010, the Corporation, in the ordinary course of business, purchased approximately $31.1 million of precipitated calcium carbonate from Minerals Technologies, Inc. pursuant to contracts entered into prior to March 7, 2007, or renewed thereafter. The Corporation continues to purchase precipitated calcium carbonate from Minerals Technologies, Inc. in 2011. The Board concluded that this relationship does not affect Mr. Stivers’ independence as Mr. Stivers’ only relationship with Minerals Technologies, Inc. is that he serves on the board of directors and is a stockholder. The sales involved are determined in arms-length market transactions. Mr. Stivers, having reached retirement age, will not be standing for re-election at this year’s annual stockholders meeting.

The Board also considered the fact that during 2010 the Corporation paid the law firm of Osler Hoskin & Harcourt LLP, of which Mr. Levitt is counsel and during 2010 was the co-chair, approximately CDN$93,200 for legal services. The Board concluded that this relationship does not affect Mr. Levitt’s independence.

The Board considered and determined that Messrs. Bingleman, Gignac, Moore, Steacy and Stivers meet the independence requirements of the SEC and the NYSE rules for Audit Committee members. The Board also considered and determined that as members of the Human Resources Committee Ms. Strobel, and Messrs. Onustock, Tan and Turcotte are “non-employee directors” for purposes of the Exchange Act and “outside directors” for purposes of the Code, and the regulations promulgated thereunder.

As a result of this review, the Board affirmatively determined that each director other than Mr. Williams, who is the Corporation’s President and Chief Executive Officer, is independent under the independence requirements of the listing standards of the NYSE and TSX, and the Corporation’s Corporate Governance Guidelines and Director Independence Standards, which are available on the Corporation’s website at http://www.domtar.com/en/corporate/governance/2215.asp.

Selection of Nominees for Election to the Board

The Board believes that in fulfilling its overall stewardship responsibility to the Corporation and its stockholders, it is of utmost importance that the Board functions effectively as a team and that this requires the experience, qualifications and skills of each Board member to complement those of the others. When the Corporation was formed in 2007 through the business combination of Domtar Inc. and the Weyerhaeuser Company fine paper business, a careful review was undertaken to identify the skills and experience which should be represented on the Board to ensure that the new company would have effective governance. The initial nominees to the Board were selected bearing in mind that skills matrix to ensure that the qualifications so identified were present on the Board. Since 2009, when a first review of the initial skills matrix was done, the Nominating and Corporate Governance Committee updates the matrix on an ongoing basis in light of current business conditions and the changing face of both the industry and the Corporation. The comments which follow reflect the process and factors taken into account by the Nominating and Corporate Governance Committee in recommending to the Board the Board nominees described in this Proxy Statement, bearing in mind both the Corporation’s Corporate Governance Guidelines and the skills matrix.

The Nominating and Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, by members of management and stockholders, as well as by recruitment consultants who may be retained by the Committee to source potential candidates meeting the nomination criteria. As noted above, the Nominating and Corporate Governance Committee evaluates prospective nominees against the skills matrix and the personal and other qualifications set out in the Corporation’s Corporate Governance Guidelines. In that evaluation the Committee considers the need for the Board, as a whole, to be diverse in the broadest sense and to consist of individuals (a) with relevant career experience and technical skills, industry knowledge and experience, financial and capital markets expertise, international business experience, and senior executive management experience, together with (b) minimum individual personal qualifications, including strength of character, mature judgment, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendations and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with the procedures set forth in the Corporation’s by-laws. A stockholder who wishes to recommend a prospective nominee for the Board should provide notice to the Vice-President, Corporate Law and Secretary of the Corporation, in the time and manner as specified in the Corporation’s by-laws, which sets forth: the nominating stockholder’s name and address; the name and address of the proposed nominee; a representation that the nominating stockholder is a holder of record of stock of the Corporation entitled to vote at the next annual meeting of stockholders and intends to appear in person or by proxy at the next annual meeting of stockholders to nominate the nominee; a description of any arrangements or understandings between the nominating stockholder and the nominee and any other person involved in the nomination process; such other information regarding the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board; the consent of the nominee to serve as a director of the Corporation if so elected; and a representation as to whether the nominating stockholder intends to solicit proxies in support of the nominee. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require determining the eligibility of such proposed nominee to serve as a director.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Corporation, including the principal executive officer, the principal financial officer and the principal accounting officer, and which is available on the Corporation’s website at www.domtar.com. In addition, the Corporation has adopted a Code of Business Conduct for members of the Board which is available on the Corporation’s website at www.domtar.com. Copies of each of these codes will be provided without charge to any stockholder who requests them in writing.

Related Person Transaction Policy

Our Board has also adopted written Procedures for Review of Related Person Transactions. These procedures cover transactions in which the Corporation or any subsidiary was or is to be a participant, the amount exceeds $120,000 and a “related person”, as defined in Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Each director, director nominee and executive officer of the Corporation must notify the Vice-President, Corporate Law and Secretary in writing of any such related person transaction. The Vice-President, Corporate Law and Secretary provides a copy of the notice to the Audit Committee, which reviews such transaction and approves it if the Audit Committee determines the transaction is fair and reasonable to the Corporation and consistent with the Corporation’s best interest (see the approved relationships disclosed under the “Director Independence and Other Determinations” section of this Proxy Statement).

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact the Chairman of the Board, our non-management directors as a group or any committee chairperson may send written correspondence, in care of the Vice-President, Corporate Law and Secretary, to Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal (Quebec) Canada, H3A 1L6. The procedures for the submission of such communications, including any complaints or concerns regarding accounting issues or other compliance matters, are contained in our Policy on Communications, which is available on the Corporation’s website at www.domtar.com.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. Other correspondence received by the Corporation that is addressed to one or more directors, such as subscription offers, conference invitations, media inquiries and requests for contributions, will be directed to the Office of the Secretary and treated according to our Policy on Communications.

Board Attendance at Stockholder Meetings

The Corporation expects its directors to attend the annual meeting of stockholders.

AUDIT COMMITTEE REPORT CONCERNING FINANCIAL MATTERS

The Audit Committee’s primary responsibility is the oversight of the Corporation’s financial reporting process on behalf of the Board of Directors. Management is responsible for establishing and maintaining the Corporation’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The independent registered public accounting firm also issues a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee reviews the work of management and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board of Directors, the Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm to audit the Corporation’s consolidated financial statements and the Corporation’s internal control over financial reporting for the year ended December 31, 2010.

In conjunction with the activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 22, 2011:

(1) The Audit Committee has reviewed and discussed with management of the Corporation and PwC the audited financial statements as of and for the year ended December 31, 2010. In addition, the Audit Committee reviewed and discussed with management their assessment of the effectiveness of the Corporation’s internal controls over financial reporting and PwC’s evaluation of the Corporation’s system of internal controls. These discussions included meetings with PwC without representatives of management being present.

(2) The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, AU Section 380), and in effect on the date of this report, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3) The Audit Committee has discussed with PwC its independence from the Corporation, and the Audit Committee has received from PwC, as required by applicable requirements of the Public Company Accounting Oversight Board:

(i) a written disclosure, indicating all relationships, if any, between PwC and its related entities and the Corporation and its related entities which, in PwC’s professional judgment, reasonably may be thought to bear on PwC’s independence, and

(ii) a letter from PwC confirming that, in its professional judgment, it is independent of the Corporation within the meaning of the securities acts administered by the SEC.

(iii) The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Corporation is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

THE AUDIT COMMITTEE:

Robert J. Steacy, Chair

Jack C. Bingleman

Louis P. Gignac

W. Henson Moore

William C. Stivers

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Introduction and Overview

This CD&A describes Domtar’s executive compensation program for 2010, and key elements of the 2011 program. The accompanying tables and related narrative provide additional information on our 2010 program.

Our program is designed to motivate our executive leadership to accomplish the operational, financial and strategic objectives established by our Board of Directors, and to reward them when they do so. This CD&A explains how the Human Resources Committee (“HRC”) of our Board made its compensation decisions for our executives, including the Named Executive Officers (“NEOs”), for 2010. It also describes the HRC’s decisions regarding our 2011 program.

This CD&A is generally organized as follows:

•	Philosophy and goals of executive compensation program;

•	Highlights of 2010 market and business conditions and results achieved;

•	Summary of key program changes for 2011;

•	Executive pay decision-making process;

•	Elements of compensation, including the role of benchmarking and mix of compensation;

•	Related considerations such as severance and post-termination provisions, recoupment and anti-hedging policies and technical issues (related tax and accounting matters).

Philosophy and Goals of Executive Compensation Program

Our overarching philosophy is that the design of our executive compensation program should drive the behaviors we desire from our management team. Our executive compensation programs are designed to attract, retain and motivate talented and key executives who are critical to Domtar’s ability to be successful over the longer-term, and are built around the following basic principles:

•	Emphasize variable pay: To place greater emphasis and focus on compensation that is linked to Corporation, business unit and/or individual performance, rather than on “fixed” compensation;

•	Pay for performance: To ensure that the majority of executive compensation is earned only when goals that support our financial and strategic objectives are achieved.

A significant portion of the total compensation opportunity for each of our executives (including the NEOs) is directly related to our ongoing financial and stock price performance, and to other performance factors that measure our progress against the goals of our strategic and operating plans.

2010 Market and Business Conditions and Results Achieved

Our Corporation continues to face secular demand decline in our core paper business as well as pricing volatility in the pulp business. During 2010, paper and pulp prices increased substantially despite a weak economy. Although paper volumes declined slightly, pulp volumes increased. However, despite lower chemical and energy costs, we had higher maintenance, fiber and freight costs and were unfavorably affected by a strengthening Canadian dollar.

Despite these challenges, we aggressively executed on our three-pronged “Perform, Grow, Break out” strategy in place during 2010. This strategy was designed to improve our operational effectiveness through increasing our focus on customers and expense management, streamlining our existing portfolio of assets in terms of both risks and returns, and actively seeking new business opportunities with attractive earnings potential. For example, the sale of our hardwood pulp mill in Woodland, Maine, reduced our hardwood exposure by 395,000 metric tons, leaving us with a stronger mix in the more favorable softwood pulp business. We also sold our softwood lumber business. In addition, we made strategic investments in growth markets, including completing the conversion of our Plymouth, North Carolina, mill to 100% fluff pulp as well as committing to a meaningful investment in nanocrystalline cellulose.

Other specific achievements in 2010 include:

•	Achieved record profitability and cash flow results;

•	Paid down outstanding secured term loan and other notes totaling $914 million;

•	Maintained comfortable liquidity position;

•	Repurchased approximately 738,000 shares of common stock.

Based on the above, the HRC believes that Domtar performed extremely well in 2010. It further believes that its objectives for the 2010 compensation program were met because we maintained continuity among our executive leadership group, and they were motivated to focus on specific areas of the business that were critical to our ongoing success. This in turn means that a significant portion of the actual pay realized by our NEOs for 2010 performance was linked to our strong performance results, as is discussed in greater detail later in this CD&A.

Summary of Key Program Changes for 2011

During 2010, Management and the HRC undertook a comprehensive review of the executive compensation program design, as was contemplated at the start of the year because these programs had not been reviewed in detail since Domtar was established in 2007. As a result, and after detailed review and considerable discussion among the HRC members, several program elements have been revised for 2011 to improve the ways in which our overall design supports the Board’s objectives for our business and for our compensation program. Key changes are summarized below, and each is discussed in greater detail in the remainder of this CD&A.

•

Benchmarking: Developed a combined “North American” peer group (including U.S. and Canadian companies) to use in benchmarking pay for our executive positions, rather than continuing the historical approach of establishing separate U.S., Canadian and combined peer groups.

•

Annual incentive (“AIP”): Established an ongoing structure for our annual incentive plan that includes two measures that remain constant from year to year due to their importance to our business (“fixed” metrics) and others that may vary based on short-term business needs (“floating” metrics). In addition, payment of a portion of awards granted to our NEOs will also be subject to achieving individual objectives related to their overall responsibilities.

•

Long-term incentive (“LTIP”): Designed an ongoing program that is simple and straightforward, and that reflects both the cyclicality and secular decline that has occurred in our industry. Our new program includes a significant performance-based component, and eliminates the use of stock options.

•	Stock ownership guidelines: Established stock ownership guidelines for our executives to further align their interests with those of our stockholders.

•	Deferral: Adopted a program that permits deferrals into our stock of a portion of the annual and long-term incentive awards earned by executives.

•

Severance: Revised the terms of our severance policy to (a) increase to market levels the potential cash severance benefits payable to our executives after a change in control (note this change does not impact our CEO as his severance multiple was already at market levels), and (b) provide for the payment of these cash severance benefits following a change in control only if executives are terminated without cause or terminate for “Good Reason” (if material adverse circumstances arise).

As noted above, revisions to each component of pay are described in greater detail following the discussion of the 2010 program, to provide context for the changes.

Overview

Our NEOs for 2010 were:

•	John D. Williams, President and Chief Executive Officer (CEO)

•	Daniel Buron, Senior Vice-President and Chief Financial Officer (CFO)

•	Michael Edwards, Senior Vice-President, Pulp and Paper Manufacturing (SVP-P&P Mfg)

•	Richard L. Thomas, Senior Vice-President, Sales and Marketing (SVP-S&Mktg)

•	Mark Ushpol, Senior Vice-President, Distribution (SVP-Dist)

The Human Resources Committee’s Decision Making Process

The HRC oversees our executive compensation program. For a description of our HRC and its duties, see the “Human Resources Committee” section of this Proxy Statement.

The Board and the HRC recognize the importance of executive compensation decisions to the management and stockholders of the Corporation. For this reason, they have carefully considered the HRC’s charter, its meeting schedule and agendas, and the process by which decisions are made. HRC agendas for the year are reviewed in advance to ensure that sufficient time has been allocated to consider and review alternatives before making decisions. Typically, proposals regarding our executive compensation program design are reviewed by the HRC at more than one meeting. This allows time for questions from HRC members and for any follow-up research before a final decision is made.

Independent Compensation Consultant

The HRC has engaged an independent consultant, Hugessen Consulting Inc. (“Hugessen”), to provide ongoing advice and counsel. As directed by the HRC Chair, Hugessen works with management to review recommendations and related materials in advance of any HRC meetings or other communications. Hugessen keeps the HRC Chair apprised of any areas of concern, and participates in HRC meetings as requested by the Chair. To further ensure independence, Hugessen has been engaged by the HRC with the understanding that it will not accept any work from management without express direction or consent of the HRC Chair; to date, no such request has been made. As the decisions made by the HRC are solely its responsibility, they may reflect factors other than the recommendations and information provided by Hugessen.

Specific areas on which Hugessen consulted with the HRC during 2010 include review and comment on management’s proposed program changes, including the benchmarking peer group, annual and long-term incentive design and related technical considerations, stock ownership guidelines, chief executive officer compensation, severance benefits, and related stockholder considerations.

The HRC meets from time to time with its independent compensation consultant without any member of management present to discuss compensation matters.

Input from Management

Throughout 2010, our Senior Vice-President, Human Resources regularly attended HRC meetings. Among other matters, she presented our Chief Executive Officer’s recommendations regarding any changes in the base salary, bonus, equity compensation or retirement and other benefits of other executive officers, consistent with appropriate benchmarking information and individual performance. She also presented management’s recommendations for program changes as part of the comprehensive program review that was conducted during the year, and compiled other relevant data as requested by the HRC.

Management periodically engages its own consultants to provide assistance and recommendations, calculations or market data, as required. In 2010, management engaged the consulting firm Hewitt Associates to assist with the overall review of the compensation program and to provide general advice and counsel regarding various executive compensation matters. This consulting relationship was transitioned to Meridian Compensation Partners LLP in October 2010 when the Hewitt consultants working with Domtar transferred to Meridian as part of Hewitt’s spin-off of a portion of its executive compensation practice.

The HRC is not bound by management’s recommendations, but does consider them before making its final pay program decisions.

Our CEO provides input to the HRC regarding our corporate performance goals and results achieved. He also conducts an in-depth review with the HRC of the performance of the Management Committee members (the term we use to refer to those senior executives who report directly to our CEO). Based on his review and performance evaluations, the CEO makes recommendations to the HRC regarding Management Committee members’ annual base salaries, short- and long-term incentive compensation, and other benefits.

To assess the CEO’s performance and make decisions about his compensation, the HRC follows a structured process. Management provides the HRC with relevant pay and corporate performance data that the HRC then reviews with its independent advisor Hugessen. As necessary, the HRC may request supplemental information from either management or its advisor. Either the HRC Chair or the Board Chair obtains input from the CEO regarding his and the Corporation’s performance. As additional input and consistent with good governance practices, all independent directors complete a formal evaluation of the CEO’s performance for use in the decision-making process. After considering this information and various alternatives, together with supporting market and performance rationale, the HRC approves the CEO’s compensation and reports to the Board. The Board Chair and the HRC Chair communicate to the CEO the final decisions regarding performance and resulting compensation actions.

Benchmarking

In setting 2010 compensation for our NEOs, we used the same benchmarking method we had used in prior years and evaluated the competitiveness of their total compensation based on their geographic location and duties:

•

U.S.-based executives: Evaluated relative to a core peer group of similarly-sized, U.S.-focused or U.S. publicly-traded companies with significant operations in paper products and/or paper cardboard packaging. Due to the relatively small number of companies in the core peer group, we also reviewed compensation data from an expanded U.S. group with which we believe that Domtar also competes for executive talent. This group includes similarly-sized companies in capital-intensive industries as well as actual and/or potential customers of the Corporation.

•

Canada-based executives with substantial U.S. accountabilities: Evaluated based on a combination of U.S. and Canadian pay peer groups with each weighted at 50%. In determining base salaries for individuals in the U.S./Canada blended pay peer group, we looked at base salary practices within our

U.S. pay peer group, and in determining annual incentive targets and retirement benefits, we looked at practices within our Canadian pay peer group.

•	Other Canada-based positions: Evaluated using a Canadian pay peer group.

The companies included in the U.S., Canadian and U.S./Canada blended pay peer groups, used for 2010 benchmarking, are:

Domtar’s 2010 Pay Peer Groups
U.S.-Canada Blended Pay Peer Group (50% U.S./50% Canada)
U.S. Pay Peer Group		Canadian Pay Peer Group
U.S. Paper Products or Paper Packaging	Other U.S.	Canadian Paper and/or Forest Products	Other Canadian

International Paper Company Kimberly-Clark Corporation MeadWestvaco Corporation Smurfit-Stone Container Corporation Weyerhaeuser Company	Alcoa Inc. Barrick Gold Corporation Lafarge North America Inc. Noranda Aluminum, Inc. Sonoco Products Company	Canfor Corporation Catalyst Paper Corporation Fraser Papers Inc. Tembec Inc. West Fraser Timber Co. Ltd.

Barrick Gold Corporation

Bombardier Inc.

Canadian National Railway Company

Lafarge Canada Inc.

Petro-Canada

Shell Canada Limited

SNC-Lavalin Group Inc.

Suncor Energy Inc.

Syncrude Canada Ltd.

Talisman Energy Inc.

Transcontinental Inc.

During 2010, the HRC revised its approach to executive pay benchmarking for 2011 to more closely mirror our industry, our size (as adjusted for select acquisitions and dispositions), our ongoing business challenges and the increasing importance of our U.S.-based operations to overall results. Rather than using multiple peer groups that varied by geographic location of the executive and/or his or her accountabilities, the HRC determined that a “North American” approach to benchmarking executive pay would be more consistent with its overall philosophy as described earlier.

After considering various peer group approaches, the HRC focused on the following two groups:

•

A “proxy” peer group that includes 21 companies in the paper & forest products and containers & packaging industries with revenues that generally range from  1/2x to 2x our revenues as well as key larger industry competitors. This peer group is used as the primary market reference for CEO and CFO pay comparisons, as well as for incentive plan design review.

•

Although all the proxy peer companies reported pay data for other executives, no other relevant functional matches were available due to the lack of a sufficient sample size. For this reason, a separate peer group of companies who participate in Hewitt Associates’ executive pay database was used to benchmark pay for other Management Committee positions. This “Hewitt” group includes 22 companies in the paper & forest products, packaging, consumer nondurables, and other related manufacturing industries.

To normalize for differences in company size, market median pay levels for our executives were determined for each component of pay and for total pay on a size-adjusted basis, using regression analysis based on revenues.

The following chart lists the companies in each peer group. Although participation in Hewitt’s database can vary from one year to the next, we believe there is appropriate consistency between the two peer groups, as two-thirds of the companies in the proxy group overlap with those in the Hewitt group.

The companies included in each of the benchmarking peer groups used to make pay decisions for 2011 are listed in the table that follows:

Company	Proxy Group	Hewitt Group
ACCO Brands Corporation		X
Avery Dennison Corporation		X
Ball Corporation	X	X
Bemis Co. Inc.	X
Boise Cascade LLC		X
Boise Inc.		X
Canfor Corporation	X	X
Cascades Inc.	X
Crown Holdings Inc.	X
Graham Packaging Co.	X
Graphic Packaging Corporation	X	X
Greif Inc.	X
International Paper Company	X	X
Kimberly-Clark Corporation	X	X
MeadWestvaco Corporation	X	X
NewPage Corporation		X
Owens-Illinois, Inc.	X	X
Packaging Corporation of America	X	X
Pactiv Corporation	X	X
Rayonier Inc.	X	X
Rock-Tenn Co.	X
Sealed Air Corporation		X
Silgan Holdings	X
Solo Cup		X
Sonoco Products Company	X	X
Temple-Inland, Inc.	X	X
Tupperware Corporation		X
West Fraser Timber	X	X
Weyerhaeuser Company	X	X

Revenues — peer group median for 2009 — millions	$3,597	$3,469
Domtar — 2009 revenues	$5,465	$5,465

To ensure our overall compensation opportunities remain competitive, total compensation for 2010 and prior years was targeted at the market median for the appropriate peer group. As discussed in more detail below, our targeted mix of pay varied somewhat from market because base salaries were anchored at 110% of the applicable market median while long-term incentive opportunities were established at below-market levels. These decisions were made in recognition of the historical volatility of compensation levels across our industry due to its cyclicality, and also in light of certain factors affecting the Corporation’s performance that are considered to be beyond management’s control.

Components of Executive Compensation

The principal components of our ongoing compensation program for our NEOs, and their primary purposes, are detailed below:

•	Base salary: Delivers a competitive level of fixed cash compensation intended to reflect the primary duties of the role;

•	Performance-based annual cash bonuses under the AIP: Opportunity to earn additional cash compensation based on the degree to which predetermined performance goals are met;

•	Long-term equity incentives under the LTIP: Opportunity to earn additional compensation based on performance results with a goal of aligning the interests of executives and stockholders;

•

Retirement and other health/welfare benefits: Programs that enable executives to provide for their income needs in retirement, and that provide executives with security in case of possible illness, disability or loss of life; and

•	Executive perquisites: Provides a business-related benefit to recognize extraordinary demands on time and other unique requirements.

Direct Compensation Mix — at Target

The 2010 allocations of target total direct compensation opportunities among base salary, annual incentive and long-term incentive for our NEOs are shown in the tables below. These allocations reflect the shift of a portion of long-term incentive pay into short-term incentives that was adopted in 2009 and continued in 2010 to focus our executives on achieving our short-term financial and operational objectives. They also reflect the greater emphasis on variable, performance-based compensation for our CEO and CFO than for our other NEOs due to their greater potential influence on the Corporation’s overall performance.

Position	Base Salary	Target Annual Incentive	Target Long- term Incentive Value	Target Total Direct Comp	% “Fixed”	% “Performance- based”
CEO	29%	34%	37%	100%	29%	71%
CFO	40%	30%	30%	100%	40%	60%
SVP, P&P Manufacturing	45%	31%	24%	100%	45%	55%
SVP, Sales & Marketing	47%	29%	24%	100%	47%	53%
SVP, Distribution	50%	29%	21%	100%	50%	50%

Base Salary

Every year, the HRC considers whether to grant merit increases and/or market-based adjustments to our executives. In so doing, it considers several factors:

•	Competitive market amounts derived from our benchmarking analyses;

•	The executive’s performance throughout the year, and whether his or her duties changed during the year;

•	The overall economic climate, and the Corporation’s performance.

As background, executive base salaries for 2009 were held constant at 2008 levels across the Corporation due to the economic climate at the time. In light of stronger performance achieved during 2009, and in recognition of the need to maintain salaries at competitive market levels, adjustments were made in early 2010 as shown below:

Position	2009	After 2010 Adjustment	Percent Change
CEO *	$900,000	$1,030,000	14%
CFO *	$425,000	$500,000	18%
SVP, P&P Manufacturing	$370,000	$415,000	12%
SVP, Sales & Marketing	$360,000	$415,000	15%
SVP, Distribution	N/A**	$350,000	NA

* Paid in Canadian Dollars ** Mr. Ushpol’s starting date with the Corporation was January 4, 2010.

Specific factors considered in determining each executive’s increase and resulting salary level included overall performance in the position and contribution to the Corporation’s strongly successful 2009 results, increases in job scope from 2009 to 2010 (for Messrs. Buron, Thomas and Edwards), internal pay equity relative to other NEOs (for all except the CEO), and growth in overall experience and competence.

Performance-Based Annual Bonuses

The Domtar Corporation AIP, our annual incentive plan, provides an incentive for our executives to focus on achieving specific annual financial and operating results. This plan plays a key role in ensuring that our total cash compensation opportunity remains competitive.

Target awards.  Each NEO has a target bonus award for the plan year, expressed as a percentage of the actual base salary paid to the NEO during that year. Target awards for each of our NEOs for 2010 are shown in the following chart. Target award percentages were unchanged from 2009 percentage levels.

Position	Target as Percent of Salary
CEO	118.75%
CFO	75%
SVP, P&P Manufacturing	67.5%
SVP, Sales & Marketing	62.5%
SVP, Distribution	58.75%

Based on performance results achieved, actual awards earned can vary as a percent of target from a threshold of 0% to a maximum of 200%.

Performance measures.  The AIP measures results for “Key Performance Indicators” (“KPIs”) selected by the HRC as critical to positioning our business for the future. The measures selected for the 2010 AIP and the reasons they were chosen, are outlined below:

•

EBITDA: EBITDA, for purposes of the 2010 AIP, is defined as earnings before interest, taxes, depreciation and amortization, excluding closures and restructuring costs and gains and losses on asset dispositions. It is considered as a leading indicator of our ability to successfully manage the business in the face of competitive challenges.

•

Inventory turns: This is a measure of how many times during a year we sell, or turn over, our inventory. It measures the speed at which we convert our inventory into sales and thus is an important supply chain and investment metric.

•

SG&A: SG&A is defined as selling, general and administrative expenses (excluding other income /expense consolidated before adjustments) reduced/increased by bonus and stock-based compensation expense, foreign exchange adjustments, capital tax, restructuring costs (including severance), SG&A related to abandoned activities, and adjustments related to prior years. Managing our costs is fundamental to our longer-term success, and measuring targeted reductions in SG&A expense ensures a continued focus on minimizing expenses.

•

Health and safety: Providing a safe working environment for our employees is critical to our business and ongoing success, as we believe that strong health and safety performance is correlated with efficient operations and manufacturing excellence. This metric focuses on the extent to which we reduce the number of occupational health and safety occurrences that are required to be reported to the U.S. Occupational Safety and Health Administration (OSHA).

The following chart presents each KPI, its weighting, and the threshold, target and maximum performance goals established at the beginning of 2010 for the year.

For 2010 the specific goals and weightings for each category were as follows:

Component *	Weight	Threshold	Target	Maximum
EBITDA	50%	$624 million	$724 million	$824 million
Inventory Turns	20%	8.2	8.7	9.2
SG&A	15%	$318 million	$308 million	$298 million
Health and Safety	15%	1.485	1.425	1.375
Percentage of Target Award Payable		0%	100%	200%

* Note: Payouts will be interpolated for performance between threshold and target, and between target and maximum.

Award Determination and Payouts.  Each year, generally in February, the HRC determines the degree to which the performance goals for the prior year have been achieved. For the 2010 performance year, results achieved for each performance measure are noted below, along with the payout earned as a percent of the target allocated to that metric:

Performance Measure	Result Achieved	Weighting	Payout as a % of Target
EBITDA	$1,108 million	50%	100%
Inventory Turns	10.48	20%	40%
SG&A	$279 million	15%	30%
Health & Safety	1.411	15%	19.2%
Total		100%	189.2%

AIP awards for 2010 that are above target award levels are paid 50% in cash and 50% through the grant of restricted stock units so that the annual incentive award not only rewards short-term performance but also encourages longer-term retention. Because our performance results were so strong, with bonus payouts above target, our NEOs accordingly will receive grants of restricted stock units for a portion of their awards. Although the cash portion of the AIP payments is reported in the Summary Compensation Table, the restricted stock units will not be reported until 2012.

The following chart details the target and actual incentive awards earned by our NEOs for 2010:

Position	Salary	Target Award as % of Salary	Target Award ($)	Total AIP Award Earned	Portion of Earned AIP Paid in Cash	Portion of Earned AIP paid in RSUs and/or Deferred Stock
CEO*	$1,030,000	118.75%	$1,223,125	$2,314,153	$1,768,639	$545,514
CFO*	$500,000	75%	$375,000	$709,500	$542,250	$167,250
SVP, P&P Mfg	$415,000	67.5%	$280,125	$529,997	$405,061	$124,936
SVP, Sales & Mktg	$415,000	62.5%	$259,375	$490,738	$375,056	$115,681
SVP, Distribution	$350,000	58.75%	$201,671	$381,561	$291,616	$89,945

* Paid in Canadian Dollars

Bonus payouts are based on actual salary earnings during the year, rather than on the end of year salary rate.

Changes for 2011.  As part of its comprehensive review of the executive compensation program, the HRC approved several changes to the AIP for 2011. These include:

•

Categorizing performance measures as “fixed” and “floating”, or variable. The “fixed” measures of EBITDA and Health & Safety will remain constant from year to year. The “floating” or variable measures will change from time to time based on the HRC’s view as to the more immediate business challenges that should be emphasized in a particular year.

•	For 2011, the “floating” metrics will consist of inventory turns, and a new measure that focuses on the quality and service experiences of our customers (“Customer Service & Quality Index”).

•

Increasing the target awards for our CEO and members of the Management Committee, to further emphasize the importance of a keen focus on achieving near-term business goals. For 2011, the CEO’s target bonus has been increased to 130% of base salary. The “line” executives (including the CFO, and the SVPs of P&P Manufacturing, Sales & Marketing, and Distribution) will have target awards equal to 100% of their base salaries. The remaining Management Committee members will have target AIP awards of either 75% or 81.25% of their base salaries, with differences reflecting variations in overall responsibilities. Payouts for achieving threshold performance will be set at 30% of target, with maximum potential awards remaining at 200% of target.

•	As in 2010, the HRC believes that it is appropriate to set long-term incentive award opportunities below market, so as to ensure that total compensation does not exceed the appropriate market level.

•

For all Management Committee members, performance measure weightings were revised to also subject 10% of the awards to the achievement of individual objectives related to each executive’s area of responsibility.

The following chart recaps the performance measures and weightings for 2010 and shows how they have been revised for 2011:

Performance Measure	2010 Weighting	2011 Weighting
EBITDA	50%	45%
Health & Safety	15%	18%
Inventory Turns	20%	18%
SG&A	15%	—
Customer Service & Quality Index	—	9%
Individual objectives	—	10%
Total	100%	100%

Long-Term Equity Incentives

Our long-term equity incentives are designed to achieve the following objectives:

•	Reward the achievement of long-term business objectives that benefit our stockholders;

•	Align the interests of our executives with those of stockholders; and

•	Retain a successful and tenured management team.

Award mix.  The Corporation’s LTIP for senior employees, including the NEOs, uses a portfolio approach that in 2010 included (1) tenure-based restricted stock unit awards (“RSUs”) to provide a retention incentive, and (2) stock options to reward executives for increases in our stock value. The value of the overall long-term incentive opportunities was allocated 50% to each type of award.

The 50/50 split between RSUs and options was determined to be the most appropriate balance between compensation risk and potential rewards, given our program’s objectives, the commodity-cyclical nature of our industry, and the role of our NEOs within the organization.

This approach to the 2010 awards reflected the HRC’s view that the 2009 award structure was effective, and appropriate for 2010 in light of the business conditions Domtar faced at the time.

Approximately 200 of our managers participate in our equity compensation program; however, below the Management Committee level grants to participants are made only in the form of restricted stock units.

Target awards.  Target equity values for 2010 awards to our NEOs (expressed as a percent of base salary) are presented in the following chart:

Position	Target Equity Award as % of Base Salary
CEO	131.25%
CFO	75%
SVP, P&P Manufacturing	52.5%
SVP, Sales & Marketing	52.5%
SVP, Distribution	41.25%

As discussed earlier, these awards generally are below market median levels. This deliberate below-market competitive positioning partially offsets the greater emphasis that has been placed on the annual incentive component in our program.

We generally grant equity awards annually to all eligible employees in February or March, subsequent to review and approval by the HRC. On occasion, based on market information and/or transactions that are in process, we may be required to delay our equity grants accordingly.

Tenure-Based Restricted Stock Units. RSUs awarded to our NEOs will “cliff” vest three years after grant, and will be settled in shares of common stock on the vesting date. Overlapping 3-year RSUs with cliff vesting are expected to provide a sustained and meaningful incentive alignment with stockholders and help retain our key contributors through our sometimes volatile business cycles.

Stock Options. Our stock options are designed to motivate our executives to achieve increases in our stock price over an extended period. Stock options were granted only to members of our Management Committee because we believe that these individuals are best positioned to impact our stock price. Each of our NEOs was granted options in May 2010 (delayed from the usual February or March grant date due to a pending transaction). Options were granted at the closing price on the date of grant, and only become exercisable after meeting time-based vesting conditions and stock price performance goals. The performance conditions for options granted in 2010 require that the options will only be exercisable after vesting if our stock price has averaged at least 20% above the grant date fair market value for at least 20 consecutive trading days at any time after grant. This stock price hurdle was met in late January 2011.

The compensation value of the option grants was determined on the basis of a Black-Scholes option pricing model valuation ratio of 50%.

Additional information regarding the terms of our RSU and option awards is provided in the narrative accompanying the Grants of Plan-Based Awards Table.

Award Determination and Payouts.  Performance-Conditioned RSUs (“PCRSUs”) awarded to our NEOs in 2008 for the performance period from 2008 through 2010 matured at the end of 2010 based on performance results achieved. For these grants, metrics included (1) Total Stockholder Return (“TSR”) relative to peers, and (2) adjusted cash flow. The HRC selected this combination of metrics because it believed they jointly measure the performance of Domtar’s shares relative to comparable investment opportunities available to our stockholders.

TSR Peer Group. For the 2008 PCRSU awards, 50% could be earned based on Domtar’s TSR relative to the following peers:

TSR Performance Peer Group - 2008 PCRSUs
AbitibiBowater Inc. Boise Inc. M-Real Corp. Glatfelter Corporation International Paper Co. MeadWestvaco Corp.	Packaging Corp. of America Sappi Ltd. Smurfit-Stone Container Corp. Stora-Enso Corp. UPM-Kymmene Corp. Wausau Paper Corporation

If Domtar’s TSR was either (1) above the median TSR but not included in the Top Three or (2) below the Median TSR but not one of the bottom three, linear interpolation between the performance levels would be used to determine what portion of the awards will vest.

Cash-Flow-Based Criteria. The remaining 50% of the 2008 PCRSU awards could be earned based on the achievement of cumulative adjusted cash flow for a three-year performance period that extends from January 2008 through December 2010. For this purpose, adjusted cash flow is defined as EBITDA minus cash interest charges and cash tax payments, adjusted for asset dispositions, cost to deliver synergies, and closure and remediation costs. Payouts were interpolated for performance between threshold and maximum.

Performance goals and measurement periods for the 2008 – 2010 PCRSUs are summarized below:

PCRSU Design
50% Total Stockholder Return Domtar TSR Ranking in Peer Group		50% Adjusted Cash Flow
Four Measurement Periods for Relative TSR 25% - 2008 25% - 2009 25% - 2010 25% - 2008 through 2010		3-Year Cumulative Adjusted Cash Flow Measurement Period: Three years from 2008 - 2010
Ranking	Banking/Vesting	Performance	Vesting (as % of Target)
Top 3	150%	US $1.917 billion	150%
Median	100%	US $1.480 billion	100%
Above Bottom 3	50%	US $1.000 billion	50%

2008 Grants — Performance Vesting Results

•

50% TSR: We achieved a TSR for the 2010 measurement period of 41.9%, and ranked 5th in the peer group, which was between median and the top 3. Accordingly, the Corporation’s performance for the 2010 TSR measurement period reached the 135% level.

•	For the 2008 — 2010 TSR measurement period, our TSR ranked 7th in the peer group, or just below median. This resulted in a payout at 93% of target.

•	Overall payouts for the 2008 — 2010 performance cycle were at 107% of target.

•	50% Adjusted Cash Flow: Our adjusted cash flow for 2008 through 2010 was $2.590 billion. This performance was at maximum for the period.

Based on these results, awards for the overall three-year performance period were earned at 128.5% of target. The following chart summarizes these performance results:

2008 Grant
Total Stockholder Return			Cash Flow
Performance Period and Weighting	Total Stockholder Return	% of Target Attained	Performance Period and Weighting	Cash Flow Results Achieved	% of Target Attained
25% - 2008	50%	12.50%
25% - 2009	150%	37.50%
25% - 2010	135%	33.75%
25% - 2008 through 2010	93%	23.25%	100% - 2008 through 2010	150%	150%
Total		107.00%			150%
Weighted at 50%		53.50%			75%

Based on these results, PCRSUs were earned by our NEOs for the 2008 – 2010 performance cycle at 128.5% of target. Actual PCRSUs earned are shown in the following chart:

Position	PCRSU Grant at Target	Performance Factor	Target PCRSUs adjusted for Performance	Value at Vesting (02/22/2011)*
CEO	NA – not employed by Domtar when grants were made
CFO	2,891	128.5%	3,714	$320,110
SVP, P&P Mfg	1,783	128.5%	2,291	$197,461
SVP, Sales & Mktg	1,741	128.5%	2,237	$192,807
SVP, Distribution	NA – not employed by Domtar when grants were made

* Using NYSE closing price of one share of the Corporation’s common stock on February 22, 2011 of $86.19

Program changes for 2011.  As the economy and our business have stabilized, the HRC believes it is appropriate and consistent with its philosophy to resume granting PCRSUs to our executives, and to do so in conjunction with time-based RSUs. For this reason, the HRC after careful deliberation has approved a 2011 program design in which long-term incentive awards for our executives will be 65% weighted toward performance using PCRSUs, with the remaining 35% granted in the form of time-based RSUs.

Performance measures for the PCRSUs include relative TSR and absolute Return on Invested Capital (ROIC) for our North American core business, each weighted at 50%. The HRC believes these two measures in combination are solid indicators of the degree to which we create value for our stockholders. The performance metrics were set at levels that the HRC believes could be difficult to achieve in the absence of sustainable performance. In the HRC’s view, in order to achieve such performance levels, management would have to make significant year-over-year improvements in our operations and maintain selling prices and volumes at current or increased levels.

At the beginning of the three-year cycle, goals for each metric will be set for each single year during the three-year measurement period, as well as on a cumulative basis for the entire 3-year period. As with the prior grants, awards earned will be 0% when performance is below threshold, and then may range from 50% to 200% of target based on performance levels achieved. The maximum potential payout for superior performance has been increased to more closely align with competitive practices for similarly-structured awards. Any PCRSUs earned for the performance periods will vest in full at the end of the entire three-year period.

The peer group against which relative TSR will be measured will generally be the same as that used for the 2008 PCRSU grants, with changes to the peer group as approved by the HRC to ensure an even closer alignment with our business competitors in terms of both product mix and geographic scope. To allow for possible industry consolidation, the peer group will include the first 12 companies on the list below that remain publicly-traded for the entire three-year performance period.

1.	Boise, Inc.

2.	Glatfelter Corporation

3.	International Paper Co.

4.	MeadWestvaco Corporation

5.	Packaging Corp of America

6.	Sappi Ltd.

7.	Smurfit-Stone Container Corp.

8.	UPM-Kymenne Corp.

9.	Wausau Paper Corporation

10.	Buckeye Technologies Inc.

11.	Clearwater Paper Corporation

12.	RockTenn Company

13.	Temple-Inland Inc.

14.	Kapstone Paper & Packaging Corporation

15.	Schweitzer-Mauduit International Inc.

16.	Sonoco Products Company

Performance goals for the ROIC metric have been set at levels the HRC believes are challenging yet realistic, and that will encourage our executives to appropriately balance competing issues and risks in managing the business.

Stock Ownership Guidelines

The HRC approved the adoption of stock ownership guidelines to further align the interests of the Management Committee members with our stockholders.

Under the new guidelines, our executives have a total of 5 years to reach the required ownership levels of 3x base salary for the CEO, and 2x base salary for others. In addition, until the required ownership levels have been reached, our executives are required to hold 50% of the net shares realized upon option exercise or vesting/earnout of PCRSUs or time-based awards.

To facilitate executives’ ability to reach their ownership guidelines, the HRC also has approved allowing executives to defer all or a portion of their earned incentive awards into deferred stock units (“DSUs”).

Retirement Benefits

Domtar provides retirement benefits to attract and retain the highest caliber executive talent.

Domtar’s executive retirement program consists of the benefits described below.

Canadian Plans. In 2010, Messrs. Williams and Buron participated in the defined contribution option under the Domtar Pension Plan, a Canadian tax-qualified pension plan that covers all Canadian Domtar employees.

U.S. Plans. Messrs. Edwards, Thomas, and Ushpol participate in the Domtar U.S. Salaried 401(k) plan, a tax qualified defined contribution plan available to all U.S. employees of Domtar. Domtar also maintains the Domtar U.S. Salaried Pension Plan, a tax-qualified defined benefit cash balance plan that covers all U.S. Domtar employees hired on or before December 31, 2007. Messrs. Edwards and Thomas participate in this program.

Supplemental Executive Retirement Plans (“SERPs”) for Canadian and U.S. Executives. The Corporation provides supplemental retirement benefits to certain of its officers and key employees, under two supplemental retirement plans. The SERP plans were designed to provide a competitive yet cost-effective retirement benefit over an executive’s career, and to provide consistency in employer-paid retirement plans for executives in Canada and the U.S. (to the degree possible, given differences in tax rules). We believe this benefit aids us in attracting and retaining key executives.

•	DC SERP for Designated Executives of Domtar (the “DC SERP”). The DC SERP is a supplemental defined contribution plan intended to provide designated executives with retirement benefits in excess of those that may be payable under the applicable broad-based pension and/or 401(k) plans. Each of our NEOs participates in this plan. Benefits under the DC SERP are offset by benefits from the Canadian or U.S. plans, as applicable.

•

DB SERP for Management Committee Members of Domtar (the “DB SERP”). The DB SERP is a supplemental defined benefit plan intended to provide executives who are members of our Management Committee with retirement benefits in excess of those that may be payable under the applicable broad-based pension and/or 401(k) plans, and the DC SERP. Each of our NEOs participates in this plan.

Benefits under the DC and DB SERPs are more fully described in the narrative accompanying the Pension Benefits Table that appears later in this proxy statement.

Additional Arrangements. Messrs. Williams and Buron each participate in other retirement arrangements beyond those described above, as follows:

•

Mr. Williams. To compensate him for benefits forfeited under pension plans of his prior employer, Mr. Williams is entitled to earn an additional two months of credited service under the DB SERP for each 12 months of actual service (prorated for any period of service of less than 12 months), up to a maximum of 1 year of additional credited service.

•

Mr. Buron. Upon his appointment as a member of the Management Committee in 2004, Mr. Buron became a participant in the Supplementary Pension Plan for Senior Management Employees (“SPP”). Because benefits under the DB SERP are intended to replace the benefit accrued by Mr. Buron under that plan, Mr. Buron’s accrued pension under the DB SERP in respect of credited service up to March 7, 2007 (when Mr. Buron began participating in the DB SERP) will not be less than what he otherwise would have accrued under the SPP, based on earnings and Management Committee service up to that date.

In addition to pension benefits, Domtar offers Canadian retirees employer paid life insurance, medical and dental coverage. Dental coverage terminates at age 65. U.S. retirees may participate in a medical plan the cost of which is paid entirely by the retiree. Our NEOs are entitled to participate in these programs.

Health and Welfare Benefits

Domtar offers medical, dental, life, accidental death and dismemberment and long-term disability insurance coverage to all salaried employees through a flexible benefits program. We offer these programs for competitive reasons and because we believe that doing so enables our executives to more fully focus on the demands of running our business.

Under the flexible benefits program, employees elect the level of coverage to suit their needs from a range of choices. Each benefit has an allocated cost and employer credits are provided to employees to cover some portion of these costs. Employees pay the difference between the allocated cost and the employer credit through payroll deduction. Any excess credits provided to Canadian employees must be allocated to the employee’s health care spending account. Executives located in Canada are provided with a higher level of coverage and employer credits.

Messrs. Edwards, Thomas, and Ushpol participate in executive life, personal accident and group travel accident insurance programs provided by the Corporation to its senior U.S. executives.

Executive Perquisites

The Corporation currently provides a limited number of perquisites to its NEOs and selected other executives. These include financial planning services, which are provided at low cost to assist senior executives with the added complexities associated with our multi-jurisdictional presence, and periodic physical examinations. The current program continues to reflect the prior phase-out of car benefits and club memberships for Management Committee members other than the CEO.

For competitive reasons, the HRC agreed when Mr. Williams was hired to pay for his club initiation fees and annual membership dues, use of the Corporation airplane for business travel when necessary and for up to twenty-four hours of annual personal use, use of a company-provided car and driver for business purposes, use of a condominium in the Fort Mill, South Carolina area when he is required in the area for business reasons, reimbursement of certain relocation expenses covered by the Corporation’s North American relocation policy, the financial planning provided to members of the Management Committee generally, and medical benefits. Mr. Williams has since purchased a home in the Fort Mill, South Carolina area. For that reason, he has released the Corporation from its obligation under his employment agreement to provide for use of a condominium when traveling in that area for business purposes.

These benefits provide flexibility to our executives and increase travel efficiencies (for the CEO), which in turn ensures more productive use of their time and a greater focus on Domtar-related activities. We do not provide tax gross-ups on any perquisites other than for relocation expenses that are taxable.

Related Policies and Considerations

Employment Agreements and Termination and Change in Control Protections

From time to time, the HRC believes it is in Domtar’s best interests to enter into employment agreements to attract talented executives to join our management team. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to hire executives from outside our Corporation if we cannot offer them the type of protections typically included in such agreements.

In September 2008, in connection with his hiring offer, Mr. Williams entered into an employment agreement with Domtar to become President and Chief Executive Officer of the Corporation effective January 1, 2009. The agreement with Mr. Williams is described more fully in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.

Under the terms of his employment agreement, Mr. Williams’ employment is terminable by him or the Corporation. Upon a termination of Mr. Williams’s employment by the Corporation for reasons other than (i) death or Cause (as defined in the agreement) or (ii) Mr. Williams’s breach of certain obligations in his employment agreement and other term of his employment agreement, and if Mr. Williams releases the Corporation from any claims he may have against it, Mr. Williams will be entitled to receive:

•

a severance allowance of 24 months (the “Severance Period”) of his base salary in effect at the time of termination; a pro-rated portion of his annual bonus under the AIP for the year in which his employment is terminated, based on achievement of the applicable performance criteria;

•	if such termination occurs after the end of a calendar year, any earned but unpaid bonus under the AIP;

•

and for each calendar year during the Severance Period, a payment equal to the average of the bonus payments received by Mr. Williams under the AIP for the two years immediately preceding the year of his termination or if Mr. Williams’ termination had occurred prior to January 1, 2011, his target bonus for the year of termination, in either case pro-rated for the number of days in the AIP performance period represented by the Severance Period;

•	continued coverage under the Corporation’s health insurance policies during the Severance Period;

•	Mr. Williams’s unvested equity awards will continue to vest as if he had remained employed through the duration of the Severance Period;

•	continued accrual of service credit under the DB SERP for the duration of the Severance Period; and

•

any additional payments or benefits provided under the Domtar Severance Program, the Domtar North American Assignment Policy and other Domtar policies that are not set forth in Mr. Williams’ agreement.

The Corporation decided that this severance protection was needed to recruit Mr. Williams to join Domtar and to mitigate his risks in leaving his former employer and assuming a position with a new company.

In September 2009, in connection with his hiring offer, Mr. Ushpol entered into an employment agreement with Domtar to become Senior Vice President Distribution of the Corporation, effective January 4, 2010. The severance provisions of the agreement with Mr. Ushpol are described in the section entitled “Employment Agreements and Potential Payments upon Termination or a Change in Control.”

As compensation for annual and medium term incentive payments from his prior employer forfeited by accepting employment with the Corporation, Mr. Ushpol received a cash payment of $70,000 and awards under the Omnibus Incentive Plan of restricted stock units with an aggregate grant date value of $70,000 and options with an aggregate grant date value of $70,000, which will vest in three substantially equal installments in the three following years, subject to his continuous employment through the applicable vesting dates.

The Corporation decided that these provisions were necessary to recruit Mr. Ushpol to join Domtar and to mitigate his risks in leaving his former employer and assuming a position with a new company.

Members of our Management Committee are eligible to participate in a severance policy intended to assure that they are treated fairly in the event their employment is terminated. Under this program, our NEOs (other than the CEO) would be entitled to up to 24 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause, with benefit levels that vary based on service. Severance is equal to one year’s base salary regardless of service as a member of the Management Committee, with three additional months’ salary paid for each full year of service on the Management Committee, up to a maximum of 24 months base salary. All of our NEOs now qualify for the maximum severance except for Mr. Ushpol. The executives would also be entitled to continued health benefits for the severance period, and outplacement services.

Our severance program was revised by the HRC in 2011 to provide for cash severance in the event of a change in control that is more consistent with competitive U.S. market practices and that includes 2 years’ base salary (regardless of tenure) as well as 2x target bonus. Consistent with its views as to appropriate provisions, the HRC has reaffirmed that management should not receive any tax gross-ups in connection with a change in control, and left that provision of the severance policy unchanged.

Our Omnibus Incentive Plan provides limited change in control protections. Generally, except in the case of RSUs granted to retirement-eligible employees, awards do not vest on a change in control unless one of the following occurs: (1) the Board exercises its discretion to accelerate vesting, (2) an executive’s employment is terminated within a short period before or after the change in control; or (3) the transaction is of such a nature that no replacement awards will be granted. This “double trigger” feature prevents undue excess compensation upon a change in control, and aligns our program with current market trends. For tax reasons, RSUs for retirement-eligible employees vest under limited change in control events that result in cash payments to our stockholders.

The benefits provided under the arrangements and plans described above are detailed and quantified under the heading “Employment Agreements and Potential Payments upon Termination or a Change in Control” later in this proxy statement.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public corporation’s chief executive officer and the three other most highly-paid executive officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by stockholders. The Corporation’s stockholders have previously approved terms under which the Corporation’s annual and long-term performance incentive awards may qualify as performance-based.

The HRC intends to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but recognizes that doing so may not always be feasible. The Corporation expects that any foregone tax deductions from compensation not exempt from Section 162(m) provided to each of our NEOs will be modest.

The compensation that we pay to the NEOs is expensed in our financial statements as required by U.S. generally accepted accounting principles.

Timing of Equity Grants

While the Corporation does not coordinate the timing of equity awards around the release of material non-public information, when there is material non-public information, it may delay grants until such time as the information is either public or no longer material. This was the case with the 2010 grants, which were made in May rather than in February as otherwise would have been typical.

Clawback for Financial Reporting Misconduct

Any participant in our Omnibus Incentive Plan who knowingly or grossly negligently engages in financial reporting misconduct must disgorge to the Corporation all awards and gains from the exercise of options or stock appreciation rights in the twelve months prior to the date the misleading financial statements were issued, as well as any awards that vested based on the misleading financial statements.

Tally Sheets

During 2011, the HRC will review tally sheets for each of the NEOs. It recognizes that tally sheets provide a comprehensive view of actual and contingent executive compensation payouts under a variety of scenarios, and believes this information will provide valuable background for its decision-making process going forward.

REPORT OF THE HUMAN RESOURCES COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

Report submitted as of February 22, 2011 by:

THE HUMAN RESOURCES COMMITTEE:

Pamela B. Strobel, Chair

Michael R. Onustock

Richard Tan

Denis Turcotte

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the date of this proxy statement, the Human Resources Committee consists of Ms. Strobel and Messrs. Onustock, Tan and Turcotte, all of whom are independent non-management directors. None of the Human Resources Committee members has served as an officer or employee of the Corporation, and none of the Corporation’s executive officers has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of the Corporation’s Board.

EXECUTIVE COMPENSATION

Summary Compensation Table and Narrative Disclosure

The table and footnotes below describe the total compensation paid or awarded to or earned by the following Named Executive Officers (“NEOs”):

•	John D. Williams (Domtar’s principal executive officer), for 2009 and 2010;

•	Daniel Buron (Domtar’s principal financial officer) for 2008, 2009 and 2010; and

•	the next three most highly compensated individuals who were serving as executive officers of Domtar on December 31, 2010, the last day of the fiscal year.

The components of the total compensation reported in the Summary Compensation Table are described below. For the description of the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary (2) ($)	Bonus ($)		Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($)	All Other Compensation (7) ($)		Total ($)
John D. Williams (1)	2010	1,000,027	—		1,181,869	850,273	1,778,189	121,628	350,859		5,282,845
President and Chief Executive Officer	2009	792,836	734,373	(10)	655,187	915,108	1,209,305	47,805	310,408	(8)	4,665,022

Daniel Buron (1)	2010	485,450	—		338,726	235,804	545,178	249,302	119,448		1,973,908
Senior Vice-President and Chief Financial Officer	2009 2008	374,395 393,767	273,819 —	(9)	86,096 395,722	247,234 109,358	456,848 61,172	68,019 —	56,080 99,496		1,562,491 1,059,515

Michael Edwards	2010	414,308	—		234,169	140,708	405,061	89,478	104,287		1,388,011
Senior Vice-President Pulp and Paper Manufacturing	2009	384,231	301,870	(9)	65,092	185,434	374,625	79,375	44,682		1,435,309

Richard Thomas	2010	414,154	—		221,809	140,708	375,056	79,947	89,539		1,321,213
Senior Vice- President, Sales and Marketing	2009	373,846	300,030	(9)	63,000	180,912	337,500	50,335	44,460		1,350,083

Mark Ushpol	2010	343,269	70,000	(11)	142,305	180,809	291,616	3,508	346,088		1,377,595
Senior Vice- President, Distribution

(1)	Amounts for salary and bonus for purposes of this table, converted to U.S. dollars at the spot exchange rate of date paid.

(2)	This column represents, for 2010, the base salary earned for the period January 4 through December 31, 2010 for Mr. Ushpol, and the salary for the full year in 2008, 2009 and 2010 for the others.

(3)

This column represents the aggregate grant date fair value of the restricted stock units (RSUs), the deferred share units (DSUs) and the performance-conditioned restricted stock units (PCRSUs) granted in the applicable year. For RSUs and DSUs, the fair value is calculated using the closing price of our stock on the date of the grant. For the PCRSUs granted in 2008, this column represents the grant date fair value based on the probable outcome of the performance conditions. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 4 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs.

(4)	This column represents the grant date fair value of the options granted in the applicable year. Options are the right to purchase shares of Domtar common stock at a specified price, over a specified term (usually seven years) following the grant date. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 4 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts do not reflect the value, if any, that ultimately may be realized by the NEOs.

(5)	This column represents the actual cash bonuses earned by the named executives for 2008, 2009 and 2010, under Domtar’s Annual Incentive Plan based on the performance level achieved. See “Performance-Based Annual Cash Bonuses” in the CD&A for a discussion of the target performance levels.

(6)	This column represents the actuarial increase in the applicable year in the pension value for the plans in which each named executive participates. Domtar does not pay above market rates or preferential rates under its nonqualified deferred compensation plans.

(7)	Amounts shown in the “All Other Compensation” column include the following (for 2010 only):

Name	Company Contributions to Defined Contribution Plans (a) ($)	Company Paid Medical Exams ($)	Personal Use of Corporate Transportation (b) ($)	Company Paid Insurance Premiums (c) ($)	Financial Counseling ($)	Club Member- ships ($)	Relocation (e) ($)	Dividends (f) ($)	Cash Payout of Banked Vacations (g) ($)	Total ($)
John D. Williams (d)	281,128	963	22,900	7,624	—	3,312	—	34,932	—	350,859
Daniel Buron (d)	104,431	904	—	7,495	—	—	—	6,618	—	119,448
Michael Edwards	67,735	—	—	17,785	1,250	—	—	4,747	12,770	104,287
Richard Thomas	61,606	—	—	20,178	—	—	—	4,563	3,192	89,539
Mark Ushpol	45,010	—	—	19,160	—	—	280,850	1,068	—	346,088

(a)	Company contributions were made to the Domtar U.S. Salaried 401(k) plan for Messrs. Edwards ($67,735), Thomas ($61,606) and Ushpol ($45,010) and to the DC SERP for Designated Executives of Domtar for Messrs. Williams ($281,128) and Buron ($104,431).

(b)	This includes personal use of corporate aircraft ($9,623) and automobile ($13,277) for Mr. Williams.

(c)	Represents the cost of company-paid health, welfare, disability, life, and accidental death and dismemberment insurance for the NEO.

(d)	For purposes of this table, converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2010.

(e)	This amount includes a relocation allocation ($158,819), tax gross up ($42,031) and housing allowance ($80,000) for Mr. Ushpol.

(f)	The amounts in this column represent the grant date fair value of additional share units granted as dividend equivalents for fiscal 2010 on the RSUs, RSU Bonus and deferred Share Units (DSUs), in accordance with the Omnibus Incentive Plan. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 4 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein. These dividend equivalents were credited at the same time as dividends were paid to stockholders, i.e. on July 15, 2010 and October 15, 2010.

(g)	These amounts represent banked vacation cash payouts for Messrs. Edwards and Thomas.

(8)	This amount also includes a relocation allocation ($197,034) for Mr. Williams converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1 to December 31, 2009.

(9)	These amounts represent the top up synergy cash payout for Messrs Buron, Edwards, and Thomas. For Mr. Buron, the amount is converted to U.S. dollars at the spot exchange rate on the date paid.

(10)	This amount represents the guaranteed portion of Mr. Williams’ annual incentive plan ($322,481) converted to U.S. dollars at spot exchange rate of December 31, 2009, as well as a signing bonus ($411,892) converted to U.S. dollars at the spot exchange rate of date paid.

(11)	This amount represents a signing bonus for Mr. Ushpol.

Grants of Plan-Based Awards Table

During 2010, the NEOs received the following types of plan-based awards:

Annual Incentive Plan — Domtar’s AIP is an incentive plan based on achieving pre-established annual targets. For 2010, a portion of the awards under the AIP was payable in cash and a portion was payable in RSUs (See “Compensation Discussion and Analysis — Performance Based Annual Bonuses” on page 32 of this Proxy Statement). Within 90 days after a performance period begins, but in no event later than the date on which 25% of the performance period has lapsed, the HRC must establish the performance objectives that must be satisfied for a bonus to be payable under the plan. Performance goals may be based on a variety of metrics set forth in the plan. The HRC may determine that special one-time or extraordinary items, as determined in accordance with U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, should or should not be included in the calculation of such measures.

For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the HRC for that plan year. For each of the performance objectives that is met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. The maximum bonus award that could be paid under the plan framework to a NEO for any plan year is $5 million. The HRC may, in its sole discretion, reduce or eliminate the amount otherwise payable to a participant under the AIP. There is no payment under the plan for performance that does not meet the threshold level.

Omnibus Incentive Plan — The following equity awards were granted to NEOs in 2010 under the Omnibus Incentive Plan:

Stock Options — Nonqualified performance conditioned stock options (“PSO”) were granted on May 10, 2010, under Domtar’s 2007 Omnibus Incentive Plan. The options granted to Messrs. Williams, Buron, Edwards, Thomas and Ushpol do not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the time-vesting criteria, these options vest in three equal annual installments, beginning on May 10, 2011, generally subject to the executive remaining employed on the vesting date. Under the performance-vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance-vesting criteria have been fulfilled, options may be exercised to the extent vested under the time-vesting criteria. Also, additional nonqualified regular stock options (“NQ”) were granted on May 10, 2010 to Mr. Ushpol. These options vest in three equal annual installments, beginning on May 10, 2011, generally subject to the executive remaining employed on the vesting date.

RSUs — These awards were granted on May 10, 2010 under our Omnibus Incentive Plan. RSUs vest on May 10, 2013, generally subject to the executive remaining employed on the vesting date.

Grants of Plan-Based Awards Table

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)					All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (6) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
			Threshold ($)	Target ($)		Maximum ($)
John D. Williams	AIP	3/15/2010	0	1,229,730	(7)	2,459,460	(7)
	Options (PSO) (4)	5/10/2010							19,760	66.81	850,273
	RSUs	5/10/2010						9,880			660,083
	RSU Bonus (8)	5/10/2010						7,810			521,786

Daniel Buron	AIP	3/15/2010	0	377,025	(7)	754,050	(7)
	Options (PSO) (4)	5/10/2010							5,480	66.81	235,804
	RSUs	5/10/2010						2,740			183,059
	RSU Bonus (8)	5/10/2010						2,330			155,667

Michael Edwards	AIP	3/15/2010	0	280,125		560,250
	Options(PSO) (4)	5/10/2010							3,270	66.81	140,708
	RSUs	5/10/2010						1,635			109,234
	RSU Bonus (8)	5/10/2010						1,870			124,935

Richard Thomas	AIP	3/15/2010	0	259,375		518,750
	Options (PSO) (4)	5/10/2010							3,270	66.81	140,708
	RSUs	5/10/2010						1,635			109,234
	RSU Bonus (8)	5/10/2010						1,685			112,575

Mark Ushpol	AIP	3/15/2010	0	205,625		411,250
	Options (PSO) (4)	5/10/2010							2,160	66.81	92,945
	Options (NQ) (5)	5/10/2010							2,100	66.81	87,864
	RSUs	5/10/2010						2,130			142,305

(1)	These columns consist of awards under the AIP for 2010. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment possible under the plan (See “Performance-Based Annual Cash Bonuses” in the CD&A for a discussion of the target/maximum performance levels). Fifty percent of the payment over target is paid in the form of RSUs. For 2010, based on performance, 189.2% of the target was paid. Of that amount, 76.4% was paid in cash and the remaining 23.6% was paid in the form of RSUs (granted in 2011). See the “Summary Compensation Table” for actual cash amounts paid under the Annual Incentive Plan for 2010.

(2)	This column contains the RSU grants, including those RSUs granted for performance above target under the 2009 AIP (the “RSU Bonus” grants). The RSUs represent the number of shares under the 2007 Omnibus plan that will vest on May 10, 2013 and the RSU Bonus represents shares that will vest in equal installments on May 10, 2011, May 10, 2012 and May 10, 2013.

(3)	Represents the grant date fair value in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. See footnotes 3 and 4 to the Summary Compensation Table.

(4)	The options vest in three equal annual installments on the first three anniversaries of May 10, 2010, and do not become exercisable unless and until the closing price of the Corporation’s common stock is at least 120% of the exercise price of the option for a period of at least 20 consecutive trading days.

(5)	The options vest in three equal annual installments on the first three anniversaries of May 10, 2010. No performance conditions must be satisfied prior to exercise.

(6)	The exercise price of each option is equal to the closing market price of Domtar common stock on the date the option was granted.

(7)	For purposes of this table, target and maximum bonus estimates for Messrs. Williams and Buron were calculated based on a converted U.S. Salary using the spot exchange rate of December 31, 2010.

(8)	Reflects 2009 AIP bonus amounts paid in the form of RSUs.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding equity awards for each NEO at the end of fiscal year 2010, which included options, RSUs, DSUs and PCRSUs. Amounts in the table are based on the price per share of Domtar’s common stock of $75.92, the closing market price on December 31, 2010.

Number of Securities Underlying Unexercised Options (#) Exercisable — This column represents options for which the service requirements have been fulfilled and performance targets, if any, have been achieved.

Number of Securities Underlying Unexercised Options (#) Unexercisable — This column represents options for which the service requirements have been fulfilled but, the performance targets have not been achieved.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — This column represents options that will vest if and to the extent that service requirements and predetermined performance targets, if any, are achieved.

Number of Shares or Units of Stock That Have Not Vested (#) — This column represents RSUs that will vest if service requirements are fulfilled. This also includes DSUs granted to Mr. Williams that have not vested.

Market Value of Shares Or Units of Stock That Have Not Vested ($) — This column represents the market value of RSUs, and TSR-based PCRSUs for which performance goals have been achieved but which were not vested as of December 31, 2010. This also includes DSUs granted to Mr. Williams that were not vested as of December 31, 2010.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column represents PCRSUs that will vest if and to the extent predetermined performance targets are achieved at the “maximum” performance level for both TSR-based PCRSUs and cash flow-based PCRSUs.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column represents the market value of the unvested and unearned PCRSUs.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Williams									51,913	3,941,235	—	—
PSO 2009	—		—		33,722	(7)	12.60	8-Apr-16
NQ 2009	—		—		33,722	(8)	12.60	8-Apr-16
PSO 2010	—		—		19,760	(7)	66.81	10-May-17
Total	—		—		87,204				51,913	3,941,235	—	—
Daniel Buron									13,193	1,001,613	—	—
2001	122	(1)	—		—		102.24	6-Feb-11
2002	545	(1)	—		—		102.24	5-Feb-12
2003	156	(2)	—		466	(2)	102.24	4-Feb-13
2004	170	(3)	—		510	(3)	102.24	3-Feb-14
2005	—		1,695	(4)	—		102.24	23-Feb-11
2006	—		2,416	(5)	—	(5)	63.48	26-Feb-12
2007	—		3,150	(7)	—	(7)	127.68	27-Feb-14
2008	—		2,994	(7)	1,497	(7)	80.52	19-Feb-15
PSO 2009	—		—		9,111	(7)	12.60	8-Apr-16
NQ 2009	—		—		9,111	(8)	12.60	8-Apr-16
PSO 2010	—		—		5,480	(7)	66.81	10-May-17
Total	993		10,255		26,175				13,193	1,001,613	—	—
Michael Edwards									9,471	719,038	—	—
2007	—		2,066	(7)	—	(7)	127.68	27-Feb-14
2008	—		1,850	(7)	925	(7)	80.52	19-Feb-15
PSO 2009	—		—		6,834	(7)	12.60	8-Apr-16
NQ 2009	—		—		6,834	(8)	12.60	8-Apr-16
PSO 2010	—		—		2,370	(7)	66.81	10-May-17
Total	—		3,916		16,963				9,471	719,038	—	—
Richard Thomas									9,103	691,100	—	—
2007	—		2,058	(7)	—	(7)	127.68	27-Feb-14
2008	—		1,800	(7)	900	(7)	80.52	19-Feb-15
PSO 2009	3,333		—		6,667	(7)	12.60	8-Apr-16
NQ 2009	3,333		—		6,667	(8)	12.60	8-Apr-16
PSO 2010	—		—		3,270	(7)	66.81	10-May-17
Total	6,666		3,858		17,504				9,103	691,100	—	—
Mark Ushpol									2,130	161,710	—	—
PSO 2010	—		—		2,160	(7)	66.81	10-May-17
NQ 2010	—		—		2,100	(8)	66.81	10-May-17
Total	—		—		4,260				2,130	161,710	—	—

(1)	Options vested in approximately equal installments on the first four anniversaries of the grant date and are currently fully vested.

(2)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 4, 2003. As of December 31, 2010, only twenty-five percent have vested based on performance.

(3)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date if performance conditions are satisfied, or such later anniversary date as the performance condition is satisfied. The options were granted on February 3, 2004. As of December 31, 2010, only twenty-five percent have vested based on performance.

(4)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if exercise conditions are satisfied. The options were granted on February 24, 2005. One hundred percent of the options were vested as of December 31, 2010, but are not exercisable.

(5)	The options vest in approximately equal annual installments on the first four anniversaries of the grant date and become exercisable if exercise conditions are satisfied. The options were granted on February 27, 2006. One hundred percent of the options were vested as of December 31, 2010, but are not exercisable.

(6)	PCRSUs were not granted in 2009 or 2010.

(7)	Options vest over three years in equal annual installments on the first three anniversaries of the grant date but do not become exercisable until performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Domtar’s common stock has reached or exceeded 120% of the exercise price for 20 consecutive days. If the performance vesting criteria has been fulfilled, the options may be exercised to the extent the options have vested under the time vesting criteria as of the date of exercise. The options that expire on April 8, 2016 were granted on April 8, 2009. The options that expire on May 10, 2017 were granted on May 10, 2010.

(8)	Options vest over three years in equal annual installments, no performance condition to be satisfied prior to exercise. The options that expire on April 8, 2016 were granted on April 8, 2009. The options that expire on May 10, 2017 were granted on May 10, 2010.

Option Exercises and Stock Vested Table

The table below provides information on the NEOs’ stock awards that vested and stock options that were exercised by our NEOs in 2010. Amounts in the following table reflect Restricted Stock granted as part of the 2007 grant that vested in 2010, PCRSUs granted in 2008 for Messrs. Buron, Edwards and Thomas that vested in 2010, and one-third of Deferred Stock Units granted to Mr. Williams when he became our CEO that vested in 2010.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Williams	33,722	1,741,093	8,889	620,452
Daniel Buron	9,110	455,952	4,630	333,437
Michael Edwards	6,832	334,281	2,891	207,647
Richard Thomas	—	—	2,828	203,041
Mark Ushpol	—	—	—	—

(1)	Receipt of shares underlying Stock Awards with the values indicated under the first two columns of the “Nonqualified Deferred Compensation Table” below were deferred as described under “Nonqualified Deferred Compensation.”

Pension Benefits

The following narrative and tables provide information on the defined benefit retirement plans in which the NEOs participate. The following table illustrates the actuarial present value as of December 31, 2010 of benefits accumulated by the NEOs under Domtar’s pension plans and arrangements using the methodology required by the SEC pursuant to the US Accounting Standards at the earliest unreduced retirement age under the plan.

For purposes of all of the pension plans described in this section, “pay” includes base salary and annual cash bonuses (up to the lesser of 50% of previous year salary or 100% of target bonus for the DB SERP for Management Committee Members of Domtar).

Our NEOs in Canada, Messrs. Williams and Buron, participate in the Domtar Pension Plan for Non-Negotiated Employees. The Domtar Pension Plan for Non-Negotiated Employees is registered with the Canadian federal and provincial authorities. It has two options: a defined benefit option and a defined contribution option. Participation in the Domtar Pension Plan for Non-Negotiated Employees is mandatory for all employees hired after January 1, 1998. Since that date, employees may only join the defined contribution option. Employees must join the plan no later than the first day of January following completion of two years of continuous service with the Corporation. Messrs. Williams and Buron participate in the defined contribution option under the Domtar Pension Plan for Non-Negotiated Employees.

Under the defined contribution option, the Domtar Pension Plan for Non-Negotiated Employees is funded by the Corporation and by employee contributions. The level of contributions varies from 1.0% to 6.5% of pay depending upon the employee’s election and upon the sum of the employee’s age and years of service. The Corporation matches employee contributions at 100%. Total employee and employer contributions are subject to the limits of the Income Tax Act. Upon termination of employment, the employee is entitled to transfer his account balance in a locked-in vehicle. Company contributions are fully vested in the employee immediately.

Messrs. Edwards and Thomas participate in the Domtar U.S. Salaried Pension Plan. The Domtar U.S. Salaried Pension Plan is a cash balance plan entirely funded by the Corporation. Participation in the plan was frozen at December 31, 2007. Under the Domtar U.S. Salaried Pension Plan, each year, a percentage of the employee’s pay is credited to his account, based on his age. In addition, the employee’s account is credited with the annual rate of interest on 30-year Treasury Constant Maturities published by the Federal Reserve Board. Benefits are fully vested in the employee after three years of service. Upon termination of employment, the account of the employee is converted into a pension using factors specified in the plan. The employee may instead elect a lump sum payment corresponding to the present value of the pension.

Messrs. Edwards, Thomas and Ushpol also participate in the Domtar U.S. Salaried 401(k) Plan. Since January 1, 2008, every new employee is automatically enrolled in the Domtar U.S. Salaried 401(k) Plan upon hire. The Corporation contributes an amount between 4% and 6% of pay depending on the member’s age and matches 100% of employee contributions up to 5.5% of pay. Employees that participate in the Domtar U.S. Salaried Pension Plan only receive the Corporation match on their contribution up to 5.5% of pay. The member’s account is also credited with earnings, at a rate determined in accordance with the investment election made by the employee. The employee can modify his election at any time. Upon termination of employment, the employee is entitled to his account balance in a lump sum payment. Company contributions to the Domtar U.S. Salaried 401(k) Plan are immediately and fully vested in the employee.

Effective in 2007, the Corporation implemented two new supplemental pension benefit plans for designated executives. Messrs. Williams, Buron, Edwards, Thomas and Ushpol all participate in these supplemental programs. The DB SERP for Management Committee Members of Domtar is a defined benefit plan, while the DC SERP for Designated Executives of Domtar is a defined contribution plan, described under the heading “Nonqualified Deferred Compensation”. Benefits under the DB SERP for Management Committee Members of Domtar are granted only to members of the Management Committee and are entirely paid for by the Corporation. The annual pension payable is equal to 2% of the executive’s best average earnings for each year of credited service as a member of the Management Committee, with a maximum of 50% of the executive’s best average earnings, less an offset based on the annual lifetime pension to which the executive is entitled under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada) or the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.), and the participant’s benefit under the DC SERP for Designated Executives of Domtar, with respect to that service.

For Canadian executives, the portion of the offset attributable to the Domtar Pension Plan for Non-Negotiated Employees is determined based on the assumption that the executive has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For U.S. executives, the portion of the offset attributable to the Domtar U.S. Salaried 401(k) Plan is determined based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. Normal retirement age is 65 under the DB SERP. Executives may retire as early as age 55 and are eligible for an unreduced pension at age 62 provided they have completed two years of service as a member of the Management Committee (age 60 for Mr. Buron), with a 0.5% reduction for each calendar month that retirement precedes age 62 (a 0.25% reduction for each month that retirement precedes age 60 for Mr. Buron).

For a Canadian executive, the pension is payable for life and guaranteed for a minimum of five years. Other forms of payment are available on an actuarially equivalent basis. For a U.S. executive, the present value of the benefits will be paid in a lump sum upon retirement instead of a pension. Benefits are fully vested in the member after 2 years of membership in the plan. If an executive dies before commencement of his pension payments, a single lump sum payment equal to the actuarial equivalent of the benefits to which he would have been entitled had his or her employment terminated for a reason other than death on the date of his death will be paid to his beneficiary or estate. A participant will continue to accrue credited service in the DB SERP if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada). Benefits under the DB SERP will only be paid upon a disabled participant’s actual termination of employment. Benefits for a Canadian member of the Management Committee under the DB SERP are generally funded when a member is between ages 60 and normal retirement age (currently age 65). Such funding is maintained through retirement only if the member actually retires at age 65 or above; otherwise, amounts set aside for the member revert to the Corporation. In the event of termination within 12 months of a change of control the member’s interest in the assets set aside vest. Otherwise, members will receive their benefits out of the general funds of the Corporation.

Mr. Williams

The Corporation has entered into an agreement with Mr. Williams providing that, for purposes of his annual retirement benefit under the DB SERP for Management Committee Members of Domtar, he will earn an additional two months of credited service for each 12 months of actual service, up to a maximum of 12 months of additional credited service.

Mr. Buron

Mr. Buron is also eligible to receive benefits under the legacy Supplementary Pension Plan for Designated Managers of Domtar Inc. with respect to his service prior to becoming a member of the Management Committee of Domtar Inc. in 2004. This plan provides for the same benefit as under the defined benefit option of the Domtar Pension Plan for Non-Negotiated Employees (described below), but without taking into account any limits under the income tax legislation, reduced by the amount of the benefit that would have been payable under the DB option of the Domtar Pension Plan for Non-Negotiated Employees for the same service. These benefits are not vested before age 55 and are fully vested after that age. Mr. Buron is eligible for benefits under the DB SERP for service since his appointment to the Management Committee in 2004, in replacement of the benefits accrued by Mr. Buron under the Supplementary Pension Plan for Senior Management Employees which he had joined in 2004.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
John D. Williams (3)	DB SERP for Management Committee Members of Domtar	2.33	(2)	170,188	—

Daniel Buron (3)	Supplementary Pension Plan for Designated Managers of Domtar Inc.	3.92		237,469	—
	DB SERP for Management Committee Members of Domtar	6.67	(4)	162,367	—

Michael Edwards	US Salaried Pension Plan	3.82		92,161	—
	DB SERP for Management Committee Members of Domtar	3.82		192,010	—

Richard Thomas	US Salaried Pension Plan	3.82		86,217	—
	DB SERP for Management Committee Members of Domtar	3.82		112,566	—

Mark Ushpol	DB SERP for Management Committee Members of Domtar	1.00		3,508	—

(1)	The Present Value of Accumulated Benefits has been calculated on the following basis:

a.	Best average earnings and credited service as of December 31, 2010 have been used.

b.	Retirement is assumed to occur at age 62 (age 60 for Mr. Buron), the earliest age that qualifies for an unreduced pension under the DB SERP.

c.	Assumptions used correspond to those used for the purposes of determining the accrued benefit obligations on December 31, 2010 of the defined benefit plans for the financial statements of the Corporation (namely, a discount rate of 5.5% for Canadian executives and 5.45% for U.S. executives), except that no mortality or termination of employment before retirement was assumed.

(2)	Mr. Williams has an agreement whereby two additional months per year of credited service are recognized in the DB SERP.

(3)	Dollar amounts converted to U.S. dollars at the average prevailing spot exchange rate over the period January 1st to December 31, 2010.

(4)	Years of credited service are retroactive to the date Mr. Buron became a member of the Management Committee of Domtar Inc. Upon his appointment as a member of the Management Committee in 2004, Daniel Buron, the Corporation’s Senior Vice-President and Chief Financial Officer, became a participant in the Supplementary Pension Plan for Senior Management Employees. Benefits under the DB SERP replace the benefit accrued by Mr. Buron under the Supplementary Pension Plan for Senior Management Employees.

Nonqualified Deferred Compensation

The following narrative and table provide information on the nonqualified deferred compensation plans in which our NEOs participate. The following table shows the 2010 account activity for each NEO and includes each executive’s contributions, company contributions, earnings, distributions and the aggregate balance of his total deferral account as of December 31, 2010. The aggregate balance includes the total personal contributions made (and not withdrawn) by each executive and the contributions made by the Corporation and predecessor companies over the career of each executive.

In 2007, the Corporation implemented the DC SERP for Designated Executives of Domtar, a nonqualified supplemental pension plan for certain executives, intended to provide designated executives (other than those covered under an individual supplemental retirement arrangement or a grandfathered arrangement) with retirement benefits in excess of benefits that may be payable in accordance with the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Messrs. Williams, Buron, Edwards, Thomas and Ushpol participate in this plan, which consists of a nonqualified notional defined contribution pension plan entirely paid for by the Corporation. Each year, Canadian executives’ accounts are credited with an amount equal to 11% of pay, less the value of the benefit provided under the Domtar Pension Plan for Non-Negotiated Employees, calculated based on the assumption that the executive has elected to contribute to the defined contribution option of the plan at the maximum allowable rate. For a U.S. executive, the contribution formula is the same as under the Domtar U.S. Salaried 401(k) Plan for a participant the same age and not participating in the Domtar U.S. Salaried Pension Plan, without taking into account any tax limit applicable to tax qualified plans, less the employer contribution to the Domtar U.S. Salaried Pension Plan and the Domtar U.S. Salaried 401(k) Plan, calculated based on the assumption that the executive has elected to contribute to the Domtar U.S. Salaried 401(k) Plan at the maximum allowable rate. The member’s account is credited with a notional market-based investment return. Company contributions are fully vested in the employee after 2 years of service in an eligible salary grade. A participant will continue to accrue benefits if he or she is considered “disabled” under the Domtar Pension Plan for Non-Negotiated Employees (for participants employed in Canada), or the Domtar U.S. Salaried Pension Plan or the Domtar U.S. Salaried 401(k) Plan (for participants employed in the U.S.). Benefits under the DC SERP will only be paid upon a disabled participant’s actual termination of employment. Upon death, retirement after vesting or vested termination of employment, the accumulated account balance is paid in a lump sum to the executive. A Canadian executive who retires after age 55 would also have the option to receive his benefits over a 10-year period.

For purposes of the DC SERP for Designated Executives of Domtar, “pay” includes base salary and annual cash bonuses.

Mr. Williams also holds vested DSUs granted under the Omnibus Incentive Plan that will be payable upon his termination of employment. Messrs. Buron, Edwards, and Thomas hold PCRSUs that vested as of December 31, 2010 based on performance through such date but which were not payable until after December 31, 2010.

Each of these awards is reflected in the “Option Exercises and Stock Vested Table” above and in the table below.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
John D. Williams (2)	DC SERP	—	270,233	5,603	—	361,250
	Omnibus Incentive Plan	—	620,452	234,889	—	1,342,949

Daniel Buron (2)	DC SERP	—	93,536	11,157	—	274,765
	Omnibus Incentive Plan	—	282,038	(3,328)	133,258	282,038

Michael Edwards	DC SERP	—	54,260	5,506	—	113,377
	Omnibus Incentive Plan	—	173,944	(2,182)	87,375	173,944

Richard Thomas	DC SERP	—	48,131	5,322	—	105,276
	Omnibus Incentive Plan	—	169,847	(2,169)	86,851	169,847

Mark Ushpol	DC SERP	—	10,318	—	—	10,318

(1)	The amounts with respect to the DC SERP are included in the “All Other Compensation” column of the “Summary Compensation Table”, and $111,997 and $232,837 of the amounts with respect to the Omnibus Incentive Plan with respect to Mr. Williams and Mr. Buron, respectively, were reported in the Summary Compensation Table in prior years.

(2)	Amounts converted to U.S. dollars at the average prevailing spot exchange rate over the service period January 1st to December 31st, 2010.

(3)	The following amounts were reported in the Corporation’s Summary Compensation Table for previous years: with respect to Mr. Williams, $77,088 of the amounts with respect to the DC SERP and $224,003 of the amounts with respect to the Omnibus Incentive Plan; with respect to Mr. Buron, $130,802 of the amounts with respect to the DC SERP and $232,837 of the amounts with respect to the Omnibus Incentive Plan, with respect to Mr. Edwards, $14,225 of the amounts with respect to the DC SERP and, with respect to Mr. Thomas, $12,055 of the amounts with respect to the DC SERP.

(4)	Amounts with respect to the Omnibus Incentive Plan reflect increase (decrease) in value of vested PCRSUs and DSUs.

The Corporation does not consider restricted stock units that are reflected under “Outstanding Equity Awards at Fiscal Year-End Table” above to be deferred compensation and has not included them in the above table.

Employment Agreements and Potential Payments Upon Termination or a Change in Control

Severance Benefits. Under Domtar’s severance policy applicable to members of its Management Committee, Messrs. Williams, Buron, Edwards and Thomas would be entitled to 24 months’ salary and Mr. Ushpol would be entitled to 12 months’ salary payable in a lump sum upon a termination of employment by the Corporation for reasons other than cause. The executives would also be entitled to continued health benefits for the severance period, except if the executive’s benefits are subject to taxation in the United States, in which case the health insurance policies maintained by the Corporation will remain in effect until the earlier to occur of the last day of the severance period and the 18-month anniversary of the date the executive’s separation from service. The executives will also be entitled to outplacement services. In addition, under Mr. Williams’s employment agreement, he would be entitled to receive a bonus payment based on his target bonus in the year of termination for each calendar year during the severance period (24 months). Mr. Williams’s employment agreement also provides that any unvested equity awards that he holds at the time of his termination will continue to vest, become exercisable, be paid or settled, as applicable, and otherwise be treated as if he remained employed through the last day of his severance period and that Mr. Williams will accrue service credit under the DB SERP for the duration of his severance period. Mr. Ushpol’s severance is provided under his employment agreement. That agreement entitles Mr. Ushpol to severance equal to 12 months of base salary plus an additional 3 months of salary for each full year of employment as a member of the Management Committee, up to a maximum of 24 months of base salary. Severance payments in all cases are contingent upon the executive executing, delivering, and not revoking within the applicable statutory time period, a written release of claims.

Our severance policy for members of our Management Committee was revised in 2011 to provide for cash severance in the event one of the covered executives’ employment is involuntarily terminated without cause or the executive voluntarily terminates his employment for good reason within 3 months prior to or 24 months following a change in control of the Corporation. Under the revised severance policy, each of Messrs. Buron, Edwards, Thomas and Ushpol would be entitled to cash severance equal to 24 months’ salary plus two times his target bonus as of the date of termination or, if greater, the date of the change in control. See “Compensation Discussion & Analysis-Related Policies and Considerations-Employment Agreements and Termination and Change in Control Protections.”

Other Post-Employment Benefits. Mr. Williams is eligible, if his termination is due to disability, to monthly disability payments during the severance period, reduced by an amount equal to his monthly base salary rate in effect at the time of termination, but in no month shall the reduction exceed the amount of the disability payment. If Mr. Williams remains disabled at the end of the severance period, he shall be entitled to disability payments under the Company’s disability policies, as amended from time to time, as if his disability had first occurred immediately prior to the end of the severance period.

In the event of death, an amount equal to 2.5 times base salary in the year of the death is payable to the beneficiaries of Canadian executives pursuant to the life insurance program offered under the Corporation’s flexible benefit program option available to senior Canadian executives. In the event of the death of U.S. executive, the beneficiary will receive a payment equal to the calculated amount of the life insurance based on the basic annual salary of the executive in the year of his or her death pursuant to the US Executive Life plan and using the following table:

Age	Multiplier
Under 45	5 times
45 to 49	4 times
50 to 54	3 times
55 or over	2 times

Messrs. Williams, Buron, Edwards and Thomas are fully vested in the supplemental pension benefits under the DB SERP for Management Committee Members of Domtar and under the DC SERP for Designated Executives of Domtar. They will receive benefits under these plans in the event of their death or if their employment were terminated involuntarily. Mr. Ushpol will become vested in the supplemental pension benefits under the DB SERP for Management Committee Members of Domtar and under the DC SERP for Designated Executives of Domtar on February 1, 2012. However, Mr. Ushpol will receive benefits under these plans if he separates from service by reason of death.

Change in Control Protections. The Corporation does not have change in control agreements with its employees. Under our Omnibus Incentive Plan, upon a change in control, unless otherwise determined by the HRC, a participant’s awards will be replaced with awards of the acquiring Corporation having the same or better terms. If there is a change in control and a participant’s employment is terminated for business reasons in the three months prior to or twenty-four months after the change in control, his or her time-based awards will fully vest and performance-based awards will vest to the extent the applicable performance goals have been achieved as of the date of the change in control or the end of the fiscal quarter immediately prior to the date of termination, whichever date on which the achievement is greater.

If replacement awards are not available, unless the HRC determines otherwise, all time-based awards fully vest and performance-based awards vest to the extent the performance goals related to the award have been achieved as of the date of the change in control. Alternatively, the Committee may determine that vested awards will be canceled in exchange for a cash payment (or other form of change in control consideration) based on the value of the change in control payment and that unvested awards will be forfeited. The Board may also accelerate the vesting of any or all awards upon a change in control.

For the purposes of the Omnibus Incentive Plan, a “change in control” is defined as an acquisition by a third party of 50% or more of the Corporation’s common stock, a change in the composition of a majority of our Board of Directors due to a proxy contest or tender or exchange offer, or a merger, reorganization or similar transaction (including a sale of substantially all assets) where the Corporation’s historical stockholders do not control at least a majority of the surviving entity. Awards subject to Section 409A of the Code will vest and be settled upon more narrowly defined change in control events, and in all other change in control events will be replaced by awards of the acquirer (or, where replacement awards are not available, a right to an equivalent cash payment).

Under the plans governing equity awards granted in exchange for legacy Domtar Inc. and Weyerhaeuser Company equity awards, if there is a change in control, unvested options and restricted stock generally vest.

Members of our Management Committee are also entitled to the enhanced severance benefits described above in the event one of the covered executives’ employment is involuntarily terminated without cause or the executive voluntarily terminates his employment for good reason within 3 months prior to or 24 months following a change in control of the Corporation.

The following table presents potential payments to each NEO as if the officer’s employment had been terminated and/or if a change in control had occurred as of December 31, 2010, the last business day of 2010. If applicable, amounts in the table were calculated using $75.92 the closing market price of Domtar’s common stock on December 31, 2010. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally. In addition, the table does not include the enhanced change-in-control severance benefits under our severance plan as those benefits were implemented after December 31, 2010.

Name	Severance Pay ($)		Equity With Accelerated Vesting ($)	Retirement Plan Benefits: SERP ($)		Death Benefits ($)		Continued Perquisites and Benefits (1) ($)		Total ($)
John D. Williams
Death	—		9,741,357	529,863	(2)	2,588,905	(2)	—		12,860,125
Disability	—		9,741,357	529,863	(2)	—		517,781	(2)	10,789,001
Retirement	—		—	529,863	(2)	—		—		529,863
Involuntary Termination	6,546,816	(2)	9,631,135	1,276,804	(2)	—		5,956	(2)	17,460,711
Change-In-Control	—		—	—		—		—		—
Involuntary Termination within Two Years after a Change-In-Control	6,546,816	(2)	9,741,357	1,276,804	(2)	—		5,956	(2)	17,570,933

Daniel Buron
Death	—		2,517,445	312,188	(2)	1,256,750	(2)	—		4,086,383
Disability	—		2,517,445	—		—		—		2,517,445
Retirement	—		—	—		—		—		—
Involuntary Termination	1,005,400	(2)	176,134	312,188	(2)	—		10,104	(2)	1,503,826
Change-In-Control	—		—	—		—		—		—
Involuntary Termination within Two Years after a Change-In-Control	1,005,400	(2)	2,517,445	312,188	(2)	—		10,104	(2)	3,845,137

Michael Edwards
Death	—		1,780,031	192,010		800,000		—		2,772,041
Disability	—		1,780,031	192,010		—		—		1,972,041
Retirement	—		948,350	192,010		—		—		1,140,360
Involuntary Termination	830,000		141,970	192,010		—		15,632		1,179,612
Change-In-Control	—		—	—		—		—		—
Involuntary Termination within Two Years after a Change-In-Control	830,000		1,780,031	192,010		—		15,632		2,817,673

Richard Thomas
Death	—		1,735,045	113,654		775,000		—		2,623,699
Disability	—		1,735,045	113,654		—		—		1,848,699
Retirement	—		915,725	113,654		—		—		1,029,379
Involuntary Termination	830,000		127,925	113,654		—		23,208		1,094,787
Change-In-Control	—		—	—		—		—		—
Involuntary Termination within Two Years after a Change-In-Control	830,000		1,735,045	113,654		—		23,208		2,701,907

Mark Ushpol
Death	—		200,518	—		1,600,000		—		1,800,518
Disability	—		200,518	—		—		—		200,518
Retirement	—		—	—		—		—		—
Involuntary Termination	350,000		79,716	—		—		15,472		445,188
Change-In-Control	—		—	—		—		—		—
Involuntary Termination within Two Years after a Change-In-Control	350,000		200,518	—		—		15,472		565,990

(1)	Amount shown under “Continued Perquisites and Benefits” represents the cost of company-paid medical, dental, life, accidental death and dismemberment and long term disability insurance for all NEOs.

(2)	For the purposes of this table, converted to U.S. dollars at spot exchange rate of December 31, 2010.

Director Compensation

Process and Objectives

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, is responsible for setting director compensation. Management is not involved in the process, and directors who are Domtar Corporation employees do not receive compensation for their service as directors.

The objectives of the Nominating and Corporate Governance Committee and the Board in setting director compensation are to:

a.	attract highly qualified candidates to serve on the Board by remaining competitive with compensation paid to outside directors of comparable companies;

b.	align the interests of directors with the interests of stockholders by fostering a long-term commitment to Corporation stock ownership; and

c.	establish total compensation on a simple, easy to understand flat fee basis with appropriate differentiation between levels of responsibility (such as serving as a committee chair).

Components of Director Compensation

Our non-employee directors receive an annual cash retainer fee ($70,000 in 2010 and $85,000 in 2011) and annual equity-based compensation of equal value. The Chairman receives an annual cash retainer ($120,000 in 2010 and $150,000 in 2011) and an annual equity-based compensation of equal value. Members of the Audit Committee are paid an additional cash retainer of $10,000. The Chairs of the Audit and Human Resources committees receive additional cash retainers of $30,000 and $20,000, respectively. Each other committee Chair receives an additional cash retainer of $10,000. The Chairman is not eligible for any of the committee retainers described above. There will generally be no Board or committee meeting fees; however, if more than 10 Board meetings are held in a calendar year, directors may be paid Board meeting fees of $1,500 per additional meeting attended. In addition, each non-executive director traveling over three or more time zones from his or her residence in connection with his or her duties as a Board member is entitled to an annual travel fee of $10,000 to compensate him or her for substantial additional travel time.

During 2010 the Nominating and Corporate Governance Committee completed a review of directors’ compensation and recommended the changes for 2011 described in the previous paragraph. The annual retainer components of director compensation were established in late 2006, based primarily on 2005 benchmarking, and had remained unchanged since that time. As a part of its review, the Nominating and Corporate Governance Committee engaged Hugessen Consulting Inc. (“Hugessen”) as its independent compensation advisor to conduct a benchmarking study to assess the competitiveness of the Corporation’s director compensation programs. Hugessen advised that director compensation lagged the market median for a comparator group and recommended the changes which were made. The Nominating and Corporate Governance Committee concluded that the changes would provide appropriate competitive positioning of director compensation and recommended the changes, which were approved by the Board in December, 2010. The Committee will continue to review director compensation but, as in the past, does not propose to do this on an annual basis.

The equity portion of the directors’ fees is paid in deferred share units granted under the Corporation’s Omnibus Incentive Plan. A non-employee director may also elect to defer receipt of the cash portion of his or her annual retainer fee into deferred share units, subject to compliance with applicable tax requirements and rules established by the Human Resources Committee. Deferred share units are paid quarterly in arrears, with the number of deferred share units to be paid to be determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter. Dividends, when declared, on Domtar’s common stock are notionally invested in additional deferred share units based on the closing share price on the dividend payment date.

Deferred share units are generally settled in cash or shares of our common stock, as determined by the director, upon termination of his or her Board service as an eligible Director (or, if payment is required to be delayed past the date of termination pursuant to Section 409A of the Code, the deferred share units will be settled on the first business day following the six-month anniversary of termination of the director’s service or as soon as practicable thereafter, but no later than December 31 of the year in which the six-month anniversary of termination occurs). In the event of a change in control (as defined in the Corporation’s Omnibus Incentive Plan) in which replacement awards are not available, each deferred share unit is settled in cash for an amount equal to the change in control price plus interest from the change in control date to the payment date.

Director Stock Ownership Requirements

In order to align the long-term financial interest of our directors with those of our stockholders, directors are required to own a significant equity stake in the Corporation having a value of at least $425,000 (increased from $350,000 in 2010) which is equivalent to five times the annual cash retainer, valued at the greater of cost or market value. Directors must meet this requirement within five years of becoming a director, which in the case of current directors will be in 2012. All shares owned outright, as well as all deferred share units, are taken into consideration in determining compliance with these ownership guidelines. As of the date of this proxy statement, all current directors have reached the share ownership requirements.

Director Compensation Table

	(b)	(c)	(g)	(h)
(a) Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Harold H. MacKay	120,000	120,000	5,286	245,286
Jack C. Bingleman	80,000	70,000	7,329	157,329
Louis P. Gignac	80,000	70,000	4,302	154,302
Brian M. Levitt	80,000	70,000	6,696	156,696
W. Henson Moore	90,000	70,000	3,115	163,115
Michael R. Onustock	80,000	70,000	3,442	153,442
Robert J. Steacy	100,000	70,000	4,359	174,359
William C. Stivers	90,000	70,000	3,119	163,119
Pamela B. Strobel	90,000	70,000	3,084	163,084
Richard Tan	80,000	70,000	3,103	153,103
Denis Turcotte	70,000	70,000	5,811	145,811

(1)	The amounts in this column reflect director compensation earned or paid in cash, including amounts voluntarily deferred under the director compensation program into deferred share units pursuant to the Omnibus Incentive Plan. Of the amounts of compensation earned, one director has elected to defer fees into deferred share units pursuant to the Omnibus Incentive Plan and was credited with the deferred share units as follows:

Name	Fees Deferred ($)	Deferred Share Units Credited (#)
Jack C. Bingleman	80,000	1,289

(2)	The amounts in this column represent the grant date fair value of the deferred share units granted under the Omnibus Incentive Plan in fiscal 2010. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 4 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein. The amounts in the table do not reflect the value, if any, that ultimately may be realized by the directors. As described above, the number of deferred share units to be paid under the Omnibus Incentive Plan is determined by dividing the dollar amount of the portion of that quarter’s retainer fees to be paid in deferred share units by the closing market price of a share of Domtar common stock on the last day of the quarter.

(3)	The amounts in this column represent the grant date fair value of additional deferred share units granted as dividend equivalent for fiscal 2010 on the directors deferred share units, in accordance with the Omnibus Incentive Plan. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 4 to the Corporation’s financial statements included in the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein. These dividend equivalents were credited at the same time as dividends were paid to stockholders, i.e. on July 15, 2010 and October 15, 2010. Amounts differ for each director as a) a number of directors accumulated deferred shares units under the predecessor company Domtar Inc. deferred share unit plan; and b) certain directors elected to defer fees into deferred share units pursuant to the Omnibus Incentive Plan.

The following table sets forth, by grant date, the number of deferred share units credited to each director and the grant date fair value of each award with respect to service as a director in 2010. All deferred share units were vested upon grant.

Equity Awards for Service as a Director of Domtar Corporation

	March 31, 2010		June 30, 2010		September 30, 2010		December 31, 2010
Name	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)	Units (#)	Grant Date Fair Value ($)
Harold H. MacKay	465	30,000	610	30,000	465	30,000	395	30,000
Jack C. Bingleman (a)	271	17,500	356	17,500	271	17,500	231	17,500
Louis P. Gignac	271	17,500	356	17,500	271	17,500	231	17,500
Brian M. Levitt	271	17,500	356	17,500	271	17,500	231	17,500
W. Henson Moore	271	17,500	356	17,500	271	17,500	231	17,500
Michael R. Onustock	271	17,500	356	17,500	271	17,500	231	17,500
Robert J. Steacy	271	17,500	356	17,500	271	17,500	231	17,500
William C. Stivers	271	17,500	356	17,500	271	17,500	231	17,500
Pamela B. Strobel	271	17,500	356	17,500	271	17,500	231	17,500
Richard Tan	271	17,500	356	17,500	271	17,500	231	17,500
Denis Turcotte	271	17,500	356	17,500	271	17,500	231	17,500

(a)	Does not include units granted in respect of fees voluntarily deferred under the director deferred compensation program as described in footnote (1), above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

Domtar Corporation had a total of 41,635,174 shares of common stock issued and outstanding as of December 31, 2010. Based upon information available to the Corporation concerning ownership of shares of Corporation common stock as of December 31, 2010, there were three beneficial owners of more than 5% of the common stock of the Corporation:

a.

Dodge and Cox, 555 California Street, 40th Floor, San Francisco, CA 94104, beneficially owns 2,858,433 shares, or 6.9%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 10, 2011.

b.

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, beneficially owns 2,579,977 shares or 6.2% of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 4, 2011.

c.	The Vanguard Group Inc, 100 Vanguard Boulevard, Malvern, PA 19355 beneficially owns 2,216,674 shares, or 5.3%, of the Corporation’s common stock. This information is based on the entity’s report on Schedule 13G dated February 10, 2011.

Domtar (Canada) Paper Inc., an indirectly-owned subsidiary, had a total of 812,694 exchangeable shares issued and outstanding, equivalent to less than 5% of Corporation common stock as of December 31, 2010. These exchangeable shares are intended to be substantially the economic equivalent to shares of Corporation common stock and are exchangeable at the option of the holder on a one-for-one basis for shares of Domtar Corporation common stock.

The total combined number of common stock and exchangeable shares issued and outstanding was 42,447,868 at December 31, 2010.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table sets forth the number of shares of the Corporation’s common stock beneficially owned by each of the Corporation’s directors and executive officers, and all directors and executive officers as a group (including, in each case, any exchangeable shares of Domtar (Canada) Paper Inc. beneficially owned by such directors and officers), based upon information available to the Corporation as at March 14, 2011. The mailing address of each of these individuals is c/o Domtar Corporation, 395 de Maisonneuve Blvd. West, Montreal, Quebec, Canada H3A 1L6.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent
Non-Executive Directors
Harold H. MacKay	13,586	(1)	*
Jack C. Bingleman	17,922	(2)	*
Louis P. Gignac	9,598	(3)	*
Brian M. Levitt	14,680	(4)	*
W. Henson Moore	7,802	(5)	*
Michael R. Onustock	8,462	(6)	*
Robert J. Steacy	9,896	(7)	*
William C. Stivers	7,043	(8)	*
Pamela B. Strobel	7,323	(9)	*
Richard L. Tan	6,944	(10)	*
Denis Turcotte	13,662	(11)	*
Executive Officers
John D. Williams	40,308	(12)	*
Melissa Anderson	700	(13)	*
Daniel Buron	14,627	(14)	*
Michael Edwards	9,969	(15)	*
Zygmunt Jablonski	5,642	(16)	*
Patrick Loulou	11,449	(17)	*
Richard L. Thomas	19,286	(18)	*
Mark Ushpol	1,770	(19)	*
All Directors and Executive Officers as a group	220,669		*

*	Less than 1%

(1)	Includes 11,838 deferred share units of the Corporation’s stock.

(2)	Includes 16,255 deferred share units of the Corporation’s stock.

(3)	Includes 9,365 deferred share units of the Corporation’s stock.

(4)	Includes 14,197 deferred share units of the Corporation’s stock.

(5)	Includes 6,969 deferred share units of the Corporation’s stock.

(6)	Includes 7,629 deferred share units of the Corporation’s stock.

(7)	Includes 9,479 deferred share units of the Corporation’s stock.

(8)	Includes 6,976 deferred share units of the Corporation’s stock.

(9)	Includes 6,906 deferred share units of the Corporation’s stock.

(10)	Includes 6,944 deferred share units of the Corporation’s stock.

(11)	Includes 12,412 deferred share units of the Corporation’s stock.

(12)	Includes 40,308 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(13)	Includes 700 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(14)	Includes 11,808 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(15)	Includes 7,923 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(16)	Includes 4,948 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(17)	Includes 5,103 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(18)	Includes 14,423 shares issuable upon the exercise of options to purchase the Corporation’s stock.

(19)	Includes 350 restricted share units and 1,420 shares issuable upon the exercise of options to purchase the Corporation’s stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and executive officers to file reports of ownership and changes in ownership of their equity securities of the Corporation with the SEC and to furnish the Corporation with copies of such reports. Based solely upon a review of Forms 3, 4 and 5 furnished to the Corporation during the fiscal year ended December 31, 2010, no director, officer, beneficial owner of more than 10% of our outstanding common stock, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during the fiscal year ended December 31, 2010, except that Mr. Jablonski did not timely file one Form 4 due to administrative oversight by the Corporation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Corporation’s fees for services performed by its independent auditor, PricewaterhouseCoopers LLP, (“PwC”) during fiscal years 2010 and 2009 were:

	2010	2009
Audit fees (1)	$2,224,153	$2,289,000
Audit-related fees (2)	$47,110	—
Tax fees (3)	$729,889	$828,286
All other fees (4)	$177,370	$6,386

Total	$3,178,522	$3,123,672

(1)	Audit fees were primarily for services rendered in connection with the audit of the financial statements included in the Annual Report of the Corporation on Form 10-K and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q and providing comfort and consent letters in connection with long term debt issuance. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting and the statutory audit of a 100% owned subsidiary in 2010.

(2)	Audit related fees in 2010 were for specified audit procedures in connection with the divestiture of the Wood business.

(3)	Tax fees related to tax compliance, tax planning and tax advice.

(4)	The 2010 fees included amounts for market research, support in enterprise risk management and for license fees for an accounting and reporting research tool. The 2009 amount above related to license fees for an accounting and reporting research tool.

The Audit Committee has established policies requiring its pre-approval of audit and non-audit services provided by the independent registered public accounting firm. The policies require that the Committee pre-approve specifically described audit and audit-related services, annually. For the annual pre-approval, the Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services impair the independence of the Corporation’s independent registered public accounting firm. In accordance with its policies, the Audit Committee has delegated pre-approval authority to Robert J. Steacy, in his capacity as Chairman of the Audit Committee. All audit and non-audit fees were approved pursuant to the policy in 2010 and 2009.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

ANNUAL REPORT FOR 2010

Copies of the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2010 are being furnished concurrently with this proxy statement to persons who were stockholders of record as of March 14, 2011, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies. We hereby incorporate by reference into this Proxy Statement “Item 10: Directors and Executive Officers of the Registrant” of our annual report on Form 10-K for the fiscal year ended December 31, 2010.

By order of the Board of Directors,

Razvan L. Theodoru

Vice-President, Corporate Law and Secretary

Montreal, Quebec

March 30, 2011

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE            SACKPACK              Admission Ticket

MMMMMMMMMMMMMMM C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

12:00 Proxies a.m. submitted, Eastern by Daylight the Internet Time, or on telephone May 4, 2011. must be received by Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/ufs

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all of the director nominees, FOR Proposals 2 and 4 and ONE YEAR for Proposal 3.

1. Election of twelve Directors: For Against Abstain

01—Jack C. Bingleman 04—Harold H. MacKay 07—Michael R. Onustock 10—Richard Tan

For Against Abstain

02—Louis P. Gignac 05—David G. Maffucci 08—Robert J. Steacy 11—Denis Turcotte

For Against Abstain

03—Brian M. Levitt 06—W. Henson Moore 09—Pamela B. Strobel 12—John D. Williams

2. Say executive -on-Pay compensation – An advisory . vote on the approval of

For Against Abstain

3. Say-When-on-Pay approval of the frequency – An advisory of shareholder vote on votes the on executive compensation.

1 Yr 2 Yrs 3 Yrs Abstain

4. The as the ratification Corporation’s of the independent appointment public of PricewaterhouseCoopers accounting firm for the LLP 2011 fiscal year.

For Against Abstain

The transaction of any other business that may properly be brought before the annual meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

C 1234567890JNT

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1UPX 1099351

1099351

Domtar Corporation 2011 Annual Meeting of Stockholders Marriott Chateau Champlain1, Place du Canada Salon Cartier Montreal, Quebec, Canada Wednesday, May 4, 20119:00 a.m. EDT. If you plan to attend the annual meeting please note that registration and seating will begin at 8:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 14, 2011 record date. Cameras and recording devices will not be permitted at the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Domtar Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 4, 2011.

The undersigned hereby appoints Harold H. MacKay, John D. Williams and Razvan L. Theodoru and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 4, 2011, beginning at 9:00 a.m. (EDT) at Marriott Chateau Champlain, 1, Place du Canada, Salon Cartier, Montreal, Quebec, Canada and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR all of the director nominees, a vote FOR proposals 2 and 4 and ONE YEAR for proposal 3, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting. Please sign and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the internet.

C Non-Voting Items Change of Address —Please print new address below.

IF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all of the director nominees, FOR Proposals 2 and 4 and ONE YEAR for Proposal 3.

1. Election of twelve Directors: For Against Abstain For Against Abstain For Against Abstain

01—Jack C. Bingleman 02—Louis P. Gignac 03—Brian M. Levitt

04—Harold H. MacKay 05—David G. Maffucci 06—W. Henson Moore

07—Michael R. Onustock 08—Robert J. Steacy 09—Pamela B. Strobel

10—Richard Tan 11—Denis Turcotte 12—John D. Williams

For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain

2. Say-on-Pay – An advisory vote on the approval of executive compensation. 3. Say-When-on-Pay – An advisory vote on the approval of the frequency of shareholder votes on executive compensation.

For Against Abstain

4. The ratification of the appointment of PricewaterhouseCoopers LLP brought before the annual meeting. The transaction of any other business that may properly be as the Corporation’s independent public accounting firm for the 2011 fiscal year.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Domtar Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 4, 2011.

The undersigned hereby appoints Harold H. MacKay, John D. Williams and Razvan L. Theodoru and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the annual meeting of stockholders to be held on Wednesday, May 4, 2011, beginning at 9:00 a.m. (EDT) at Marriott Chateau Champlain, 1, Place du Canada, Salon Cartier, Montreal, Quebec, Canada and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all of the director nominees, a vote FOR proposals 2 and 4 and ONE YEAR for proposal 3, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign and return promptly in the enclosed envelope.